Exhibit 4.8

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (“Agreement”) is made as of the 5th day of December, 2016 by and between Top Image Systems Ltd., a company limited by shares incorporated under the laws of the State of Israel (the “Company”), and HCP-FVE, LLC (the “Investor”).

Recitals

A.          The Company desires, pursuant to this Agreement, to raise $5,000,000 through the issuance and sale to the Investor of a Convertible Promissory Note (the “Note”) in the aggregate principal amount of $5,000,000, in the form of Exhibit A annexed hereto, which Note is convertible into ordinary shares, nominal value NIS 0.04 per share (together with any securities into which such shares may be reclassified, the “Common Shares”), at an initial conversion price equal to one hundred twenty percent (120%) of the Market Price (the “Initial Conversion Price”) (subject to adjustment); and

B.          The Investor desires to purchase from the Company, upon the terms and conditions stated in this Agreement, the Note; and

C.          The Company shall, on the terms and subject to the conditions set forth herein (including receipt of Stockholder Approval, as defined in Section 8.18(a) below), cause all indebtedness due and owing under the Note to be exchanged (the “Debt for Equity Exchange”) for shares of a newly-created class of redeemable convertible preferred shares of the Company (the “Preferred Shares”) having the rights, preferences and privileges to be set forth in an Amended and Restated Articles of Association of the Company, in the form set forth on Exhibit B annexed hereto (the “Amended and Restated AOA”); and

D.          The Company and the Investor are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Regulation D (“Regulation D”), as promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended.

NOW, THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Definitions.  In addition to those terms defined above and elsewhere in this Agreement, for purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with, such Person.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Capitalized Lease Obligation” means any Indebtedness of the Company or any Subsidiary represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Change of Control” means the occurrence of any of the following in one or a series of related transactions (excluding, however, the issuance of the Securities to the Investor): (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) under the 1934 Act) of more than 50% of the voting rights or equity interests in the Company; (ii) a replacement of more than 50% of the members of the Company’s board of directors that is not approved by those individuals who are members of the board of directors immediately preceding the replacement;  (iii) a merger or consolidation of the Company in one or a series of related transactions, unless following such transaction or series of transactions, the holders of the Company’s securities prior to the first such transaction continue to hold at least 50% of the voting rights and equity interests in the surviving entity or acquirer of such assets, as applicable; (iv) a recapitalization, reorganization or other transaction involving the Company that constitutes  a transfer of more than 50% of the voting rights or equity interests in the Company; (v) consummation of a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the 1934 Act with respect to the Company; or (vi) the occurrence of an M&A Event (as such term is defined in any bonus or change of control agreements with any of the Company’s directors or officers) under any of the bonus or change of control agreements with any of the Company’s directors of officers.

“Closing Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Shares are then listed or quoted on an Eligible Market or any other national securities exchange, the closing bid price per Common Share for such date (or the nearest preceding date) on the primary Eligible Market or exchange on which the Common Shares are then listed or quoted; (b) if prices for the Common Shares are then reported in the “Pink Sheets” published by OTC Markets Group Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per Common Share so reported; or (c) in all other cases, the fair market value of a Common Share as determined by an independent appraiser selected in good faith by the Investor.

“Common Share Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time Common Shares, including without limitation, any debt, preferred shares, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Shares.

“Company 102 Options” means Company Options granted under Section 102 of the Israeli Tax Ordinance.

“Company Product” means any product or service offering of the Company or any Subsidiary created by or for, or marketed, sold, licensed, distributed or provided by or for the Company or any Subsidiary.

“Company’s Knowledge” means the actual knowledge of the executive officers (as defined in Rule 405 under the 1933 Act) of the Company, after due inquiry.  As used in this definition, the term “due inquiry” means that each of such Persons has (i) read the applicable provisions of this Agreement and the other Transaction Documents that relate to his or her area of expertise or responsibility and (ii) made specific inquiry of those individuals within the Company or its Subsidiaries whom such Person reasonably believes would have direct knowledge of the relevant matters in a good faith attempt to ascertain the existence or accuracy of such relevant matters.

“Company Option” means each option to acquire Common Shares granted under the Company Option Plan or any preceding stock option plan in existence prior thereto.

“Company Option Plan” means the Company’s Amended and Restated 2003 Israeli Share Option Plan.

“Confidential Information” means trade secrets, confidential information and know-how (including but not limited to ideas, formulae, compositions, processes, procedures and techniques, research and development information, computer program code, performance specifications, support documentation, drawings, specifications, designs, business and marketing plans, and customer and supplier lists and related information).

“Contracts” means, with respect to any Person, any agreement, undertaking, franchise, permit, lease, loan, license, guarantee, understanding, commitment, contract, note, bond, indenture, mortgage, deed of trust or other obligation, instrument, document, agreement or other arrangement of any kind (written or oral) to which such Person is a party or by which such Person, or any material amount of such Person’s property, is bound.

“Control” (including the terms “controlling”, “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Conversion Price” means, as of any particular date, the conversion price then in existence under the Note.

“Covenant Period” means the period commencing on the date of execution of this Agreement and continuing for so long as either of the following clauses (y) or (z) is applicable: (y) at least thirty five percent (35%) of the original principal amount of the Note is outstanding; or (z) the Investor and/or any Affiliate thereof collectively hold at least thirty five percent (35%) of the Holder Preferred Shares issued in the Debt for Equity Exchange.  For the avoidance of doubt, the Covenant Period shall continue to be in full force and effect if the Note is converted into Holder Preferred Shares so long as the Investor and/or any Affiliate thereof collectively hold at least thirty five percent (35%) of the Holder Preferred Shares issued in the Debt for Equity Exchange.

“Effective Date” means the date that a Registration Statement or Registration Statements covering the Registrable Securities has been declared effective by the SEC.

“Eligible Market” means any of the following markets or exchanges on which the Common Shares are listed or quoted for trading on the date in question: the OTC Bulletin Board, The NASDAQ Global Market, The NASDAQ Global Select Market, The NASDAQ Capital Market, the New York Stock Exchange, NYSE Arca, the NYSE MKT, or the OTCQX Marketplace or the OTCQB Marketplace operated by OTC Markets Group Inc. (or any successor to any of the foregoing).

“Embedded Software” means third-party firmware licensed from third parties that is embedded in equipment for which the actual source code is inaccessible to the Company and its Subsidiaries.

“Encouragement Law” means the Israeli Law for Encouragement of Capital Investment, 1959.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which the Company has any interest.

“Equity Interests” means, with respect to any Person, any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, membership interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including ordinary or common shares, common stock, preferred shares, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the 1934 Act), including in each case all of the following rights relating to such Equity Interests, whether arising under the Organizational Documents of the Person issuing such Equity Interests (the “issuer”) or under the applicable laws of such issuer’s jurisdiction of organization relating to the formation, existence and governance of companies limited by shares, corporations, limited liability companies or partnerships or business trusts or other legal entities, as the case may be: (i) all economic rights (including all rights to receive dividends and distributions) relating to such Equity Interests; (ii) all voting rights and rights to consent to any particular action(s) by the applicable issuer; (iii) all management rights with respect to such issuer; (iv) in the case of any Equity Interests consisting of a general partner interest in a partnership, all powers and rights as a general partner with respect to the management, operations and control of the business and affairs of the applicable issuer; (v) in the case of any Equity Interests consisting of the membership/limited liability company interests of a managing member or manager in a limited liability company, all powers and rights as a managing member or manager with respect to the management, operations and control of the business and affairs of the applicable issuer; (vi) all rights to designate or appoint or vote for or remove any officers, directors, manager(s), general partner(s) or managing member(s) of such issuer and/or any members of any board of members/managers/partners/directors that may at any time have any rights to manage and direct the business and affairs of the applicable issuer under its Organizational Documents as in effect from time to time or under applicable law; (vii) all rights to amend the Organizational Documents of such issuer, (viii) in the case of any Equity Interests in a partnership or limited liability company, the status of the holder of such Equity Interests as a “partner”, general or limited, or “member” (as applicable) under the applicable Organizational Documents and/or applicable law; and (ix) all certificates evidencing such Equity Interests.

“Filing Date” means with respect to (i) the initial Registration Statement required to be filed pursuant to Section 9.1 of this Agreement, the ninetieth (90th) day following the Closing Date and (ii) any additional Registration Statement required to be filed pursuant to Section 9.1 of this Agreement, the ninetieth (90th) day following the date thereof.

“Foreign Currency Hedge” means any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency.

“Foreign Plan” means each Company Employee Plan that is not governed by the laws of the United States or that grants benefit to non-U.S employees.

“Governmental Entity” means (i) any nation, state, county, city, town, borough, village, district or other jurisdiction, (ii) any federal, state, local, municipal, foreign or other government, (iii) any federal, state, local, municipal, foreign or other governmental or quasi-governmental body of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers), (iv) any multinational organization or body, and (v) any Person or other body entitled or purporting to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or official of any of the foregoing.

“Hazardous Materials” means, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in or subject to regulation under Environmental Laws.

“Hazardous Wastes” means all waste materials subject to regulation under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act, as amended, or applicable state law, and any other applicable Environmental Laws now in force or hereafter enacted relating to hazardous waste disposal.

“Indebtedness” of any Person means, at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of:  (a) borrowed money; (b) amounts received under or liabilities in respect of any note purchase or acceptance credit facility, and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all Capitalized Lease Obligations; (d) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, banker’s acceptance agreement or similar arrangement; (e) obligations under any Interest Rate Hedge, Foreign Currency Hedge, or other interest rate management device, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement; (f) any other advances of credit made to or on behalf of such Person or other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements including to finance the purchase price of property or services and all obligations of such Person to pay the deferred purchase price of property or services (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than thirty (30) days past due); (g) all Equity Interests of such Person subject to repurchase or redemption rights or obligations (excluding repurchases or redemptions at the sole option of such Person); (h) all indebtedness, obligations or liabilities secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are otherwise an obligation of such Person; (i) all obligations of such Person for “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts; (j) off-balance sheet liabilities and/or pension plan liabilities of such Person; (k) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the ordinary course of business; and (l) any guaranty of any indebtedness, obligations or liabilities of a type described in the foregoing clauses (a) through (k).

“Intellectual Property Rights” means any rights in, arising out of or associated with any of the following:  (i) United States, international and foreign patents and patent applications (including all reissues, reexaminations, divisionals, renewals, extensions, provisionals, continuations, continuations-in-part, patent disclosures, mask works and integrated circuit topographies) and all equivalents thereof; (ii) Software (including source and object code) and related documentation, confidential information, trade secrets, inventions (whether patentable or not), proprietary and confidential business information, customer lists, proprietary and confidential know how, show how, and all documentation relating to any of the foregoing; (iii) United States and foreign copyrights, copyright registrations and applications therefor in both published and unpublished works; (iv) United States and foreign trademarks and service marks (whether or not registered), including designs, logos, slogans and general intangibles of like nature, together with goodwill appurtenant thereto, and applications for registration of any of the foregoing; and (v) Internet domain name registrations.

“Interest Rate Hedge” means an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by the Company or its Subsidiaries in order to provide protection to, or minimize the impact upon, the Company or any of its Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Investor Counsel” means Greenberg Traurig, P.A.

“Israeli Tax Ordinance” means Israeli Income Tax Ordinance [New Version], 1961, and all rules and regulations promulgated thereunder, all as amended.

“Joint Venture” means a business arrangement between two (2) or more Persons where they combine their respective resources and share the risk, profits and liabilities of such venture (excluding any ordinary course business arrangements entered into by the Company or any of its Subsidiaries which are not required to be disclosed in an annual report by the Company on Form 20-F).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, restriction, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Losses” means any and all damages, fines, penalties, deficiencies, liabilities, claims, losses (including loss of value), judgments, awards, settlements, actions and reasonable out-of-pocket costs and expenses arising in connection therewith (including, without limitation, interest, court costs and fees and out-of-pocket expenses of attorneys, accountants and other experts, or any other reasonable and documented out-of-pocket expenses of litigation or other Proceedings).

“Market Condition Event” means: (i) any change in local, domestic, foreign or international general economic conditions or (ii) any change in applicable laws, rules or regulations.

“Market Price” is $1.48.

“Material Adverse Effect” means a material adverse effect on: (i) the condition (financial or otherwise), results of operations, assets, business, properties or prospects of the Company or any Subsidiary; (ii) the ability of the Company to duly and punctually repay the Note or otherwise duly and punctually perform its obligations under the Transaction Documents; or (iii) the practical realization of the benefits of the Investor’s rights and remedies under this Agreement and the other Transaction Documents, except that the effect of any Market Condition Event will not be considered when determining whether a Material Adverse Effect has occurred so long as such Market Condition Event does not disproportionately affect the Company and/or its Subsidiaries as compared to its competitors.

“Material Contract” means any Contract to which the Company or any Subsidiary is a party or bound, which is material to the business of the Company or any such Subsidiary or which the failure to comply with could reasonably be expected to result in a Material Adverse Effect.  A Contract the disclosure of which would not be required in an annual report by the Company on Form 20-F will not be regarded as a Material Contract.

“Open Source Software” means any Software subject to: (a) any so-called “open source”, “copyleft”, “freeware”, or “general public” license; (b) any license that is substantially similar to those listed at http://www.opensource.org/licenses/; and (c) any license that (i) requires (including as a condition to the license grants therein) the licensor to permit reverse-engineering of the licensed technology (such as software) or other technology incorporated into, derived from, or distributed with such licensed technology or (ii) requires (including as a condition to the license grants therein) that the licensed technology or other technology incorporated into, derived from, or distributed with such licensed technology (A) be distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, (C) be distributed at no charge, or (D) be distributed with certain notices or licenses (e.g., copyright notices or warranty disclaimers).

“Organizational Documents” means, with respect to any Person, any charter, memorandum, articles or certificate of incorporation or association, certificate of organization, registration or formation, certificate of partnership or limited partnership, bylaws, operating agreement, limited liability company agreement, or partnership agreement of such Person and any and all other applicable documents relating to such Person’s formation, incorporation, organization or entity governance matters (including any shareholders’ or equity holders’ agreement or voting trust agreement) and specifically includes, without limitation, any certificates of designation for preferred stock or other forms of preferred equity.

“Permitted Indebtedness” means:

(a)
Non-convertible Indebtedness for borrowed money in an aggregate amount (including, for the avoidance of doubt, the existing Indebtedness for borrowed money outstanding on the Closing Date as set forth on Schedule 1(a)) not to exceed Five Million Dollars ($5,000,000) and which Indebtedness is obtained from a bank or other standard commercial lender, is an asset-based loan and is on commercially reasonable terms for  a non-convertible, asset-based loan; and

(b)          Indebtedness to trade creditors incurred in the ordinary course of business.

“Permitted Liens” means the following:

(a)	Any Liens existing on the date hereof and disclosed on Schedule 5.30(a);

(b)
Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate Proceedings promptly instituted and diligently conducted and for which the Company maintains adequate reserves and the non-payment of such taxes, fees, assessments or other governmental charges or levies will not have a Material Adverse Effect or will not result in the forfeiture of any assets;

(c)
Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that (x) any such Lien shall not encumber any other property of the Company and its Subsidiaries and (y) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed the aggregate amount provided for in Section 8.11(II)(r);

(d)
Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security (in each case to the extent required by applicable laws), and mechanic’s Liens, carrier’s Liens and other Liens to secure the performance of tenders, statutory obligations, contract bids, government contracts, performance and return of money bonds and other similar obligations, incurred in the ordinary course of business, whether pursuant to statutory requirements, common law or contractual arrangements;

(e)	Liens securing Permitted Indebtedness identified in clause (a) of the defined term “Permitted Indebtedness”; and

(f)
other Liens incidental to the conduct of the business of the Company and its Subsidiaries or the ownership of their property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from the value of the property or assets of the Company and its Subsidiaries and which do not materially impair the use thereof in the operation of their businesses.

“Permitted Restricted Payments” means:

(a)          the payment of any dividends by any direct or indirect wholly-owned Subsidiary of the Company on its capital stock, share capital or other equity securities; provided, that, such dividends are paid to the Company and not subsequently dividended out (or otherwise distributed) to its shareholders except for the payment of dividends on the Holder Preferred Shares in accordance with the terms of the Amended and Restated AOA; and

(b)          the repurchase of any shares of the Company from a former employee in connection with the termination or other departure of such employee, strictly in accordance with the terms of any agreement entered into with such employee and in effect on the Closing Date.

“Person” means an individual, corporation, company limited by shares, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, Governmental Entity or any other form of entity not specifically listed herein.

“PFIC” means a “passive foreign investment company” as defined in Section 1297 of the Code and the Treasury Regulations thereunder.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition).

“Prospectus” means the prospectus included in the Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the 1933 Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement, and all other amendments and supplements to the Prospectus including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Purchase Price” means Five Million Dollars ($5,000,000).

“Registrable Securities” means all Underlying Shares, together with any securities issued or issuable upon any share split, dividend or other distribution, recapitalization or similar event with respect to the foregoing.

“Registration Statement” means any registration statements on Forms F-1 or F-3 required to be filed under Section 9.1 of this Agreement, including (in each case) the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Required Effectiveness Date” means with respect to (i) the initial Registration Statement required pursuant to Section 9.1 of this Agreement, the one hundred eightieth (180th) day following the Closing Date and (ii) any additional Registration Statement required pursuant to Section 9.1 of this Agreement, the 180th day following the date thereof; provided, however, in the event the Company is notified by the SEC that the Registration Statement will not be reviewed or is no longer subject to further review and comments, the Required Effectiveness Date as to such Registration Statement shall be the tenth (10th) Trading Day following the date on which the Company is so notified if such date precedes the dates required above.

“Rule 144,” “Rule 415,” and “Rule 424” means Rule 144, Rule 415 and Rule 424, respectively, promulgated by the SEC pursuant to the 1933 Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“Securities” means the Note, the Holder Preferred Shares (as defined below) and the Underlying Shares.

“Short Sales” means all “short sales” as defined in Rule 3b-3 of the 1934 Act and includes all types of direct and indirect stock or share pledges, forward sale contracts, options, puts, calls, short sales, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers having the effect of hedging the Securities or investments made under this Agreement.

“Software” means computer software and programs in any form, including source code and object code form, operating systems, database management code, firmware and utilities, and all related documentation, developer notes, comments and annotations.

“Subsidiary” means, at any time, any Person (other than a natural person or Governmental Entity) which the Company (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than a majority of the capital stock or equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such Person.

“Technology” means (i) Software (including software development kits, APIs, computer programs, codes, interfaces, software implementations of algorithms and models and methodologies), whether in source code, object code, or other form, (ii) databases, compilations, collections of data and data, (iii) inventions (whether or not patentable), (iv) methods and processes, (v) designs and schematics, (vi) know-how, and (vii) works of authorship, including documentation (e.g. user manuals and training materials).

“TM Revenues” means, in respect of any acquisition of assets or Equity Interests by the Company or any Subsidiary or any sale, disposition, exclusive license or transfer of material assets or property of the Company or any Subsidiary, the aggregate revenues of the Company and its Subsidiaries for the twelve (12) full calendar months immediately preceding such acquisition of assets or Equity Interests by the Company or any Subsidiary or any sale, disposition, exclusive license or transfer of material assets or property of the Company or any Subsidiary, as applicable.

“Toxic Substance” means and includes any material present on any real property owned, operated or leased by the Company or any Subsidiary which has been shown to have significant adverse effect on human health, or identified as “toxic substance” (or any term of similar import in any foreign jurisdiction) or which is subject to regulation under the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Environmental Laws now in force or hereafter enacted relating to toxic substances.  “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Trading Day” means (a) any day on which the Common Shares are listed or quoted and traded on their primary Trading Market, or (b) if the Common Shares are not then listed or quoted and traded on any Trading Market, then any Business Day.

“Trading Market” means The NASDAQ Capital Market or any other primary Eligible Market or national securities exchange on which the Common Shares are then listed or quoted.

“Transaction Documents” means this Agreement, the Note and any other documents, certificates or agreements executed or delivered by the Company in connection with the transactions contemplated hereby.

“Underlying Shares” means Common Shares issuable (i) upon conversion of the Note, (ii) upon conversion of the Holder Preferred Shares and (iii) in satisfaction of any other obligation or right of the Company to issue Common Shares pursuant to the Transaction Documents (including as interest payments on the Note or dividend payments on the Holder Preferred Shares), and in each case, any securities issued or issuable in exchange for or in respect of such securities.

“VWAP” means, on any particular Trading Day or for any particular period, the volume weighted average trading price per Common Share on such Trading Day or for such particular period on the Eligible Market on which the Common Shares are then traded as reported by Bloomberg L.P., through its “Volume at Price” functions, or any successor performing similar functions, or, if the foregoing does not apply, the average of the highest Closing Price and the lowest closing ask price of any of the market makers for the Common Shares as reported in the “pink sheets” by OTC Markets Group Inc.; provided, however, that during any period the VWAP is being determined, the VWAP shall be subject to adjustment from time to time for share splits, share dividends, combinations and similar events as applicable.

“1933 Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

Unless otherwise expressly provided herein, references to formation documents, governing documents, agreements (including the Transaction Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not expressly prohibited by any of the Transaction Documents and, if required by the terms of any Transaction Document, the consent of the Investor has been obtained.

2.             Purchase and Sale of the Note.  Subject to the terms and conditions of this Agreement, on the Closing Date, the Investor shall purchase, and the Company shall sell and issue to the Investor, the Note in the principal amount of Five Million Dollars ($5,000,000) in exchange for the Purchase Price.

3.             Closing.  Upon confirmation that the other conditions to closing specified in Section 7.1 have been satisfied or duly waived by the Investor, the Company shall deliver to Greenberg Traurig, in trust, the Note, registered in such name or names as the Investor may designate, with instructions that such Note is to be held for release to the Investor only upon payment in full of the Purchase Price to the Company by the Investor.  Upon such receipt by Greenberg Traurig of the Note, the Investor shall promptly, but no more than one Business Day thereafter, cause the Purchase Price to be sent via wire transfer in same day funds to the account of the Company as instructed in writing by the Company.  On the date (the “Closing Date”) the Company receives the Purchase Price, the Note shall be released to the Investor (the “Closing”).  The Closing of the purchase and sale of the Note shall take place at the offices of Greenberg Traurig, 200 Park Avenue, New York, New York 10166, or at such other location and on such other date as the Company and the Investor shall mutually agree.

4.             Ranking of Payments.  The Company and the Investor agree that all repayments of the Note (including, without limitation, any partial prepayment of the Note, any payments of accrued but unpaid interest or principal on the Note and any payments resulting from the exercise of the rights and remedies by the Investor) shall be applied in the following order of priority: (i) all fees, expenses and other amounts due to the Investor in connection with enforcing its rights under the Transaction Documents shall be paid first; (ii) all fees, expenses and other amounts due to the holders of the Note (excluding principal and interest) under the Transaction Documents shall be paid second; (iii) all accrued but unpaid interest under the Note (including any premium thereon pursuant to Section 8.12 of this Agreement, Section 3(a) of the Note or Section 10(c) of the Note) shall be paid third; and (iv) all outstanding principal amounts on the Note (including any premium thereon pursuant to Section 8.12 of this Agreement, Section 3(a) of the Note, Section 8(b) of the Note or Section 10(c) of the Note) shall be paid fourth; provided, however, (A) for so long as no Event of Default has occurred and is continuing, the Company shall (except as otherwise provided in the Note) make quarterly interest payments on behalf of the Note in accordance with its terms and (B) the foregoing shall not restrict the ability of the holders of the Note to convert the Note into Common Shares in accordance with its terms.

5.             Representations and Warranties of the Company.  The Company hereby represents and warrants to the Investor that, in each case, except as set forth in the schedules delivered herewith (collectively, the “Disclosure Schedules”), on and as of the date hereof and on and as of the Closing Date:

5.1          Organization, Good Standing and Qualification; Subsidiaries.  Each of the Company and its Subsidiaries is a corporation or a company limited by shares, as applicable duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to carry on its business as now conducted and to own its properties.  Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which it is now conducting its business and in which the failure to be in good standing or qualified to do business as a foreign corporation would reasonably be expected to have a Material Adverse Effect.  The Company’s Subsidiaries are listed on Schedule 5.1 hereto.  Except for the Company’s Subsidiaries listed on Schedule 5.1 hereto, the Company does not directly or indirectly control or own any Equity Interest in any other corporation, partnership, or other entity nor is the Company or any of its Subsidiaries party to a Joint Venture.

5.2          Authorization.  The Company has full power and authority and has taken all requisite company action for (i) the authorization, execution and delivery of the Transaction Documents to be executed and delivered by it, (ii) the authorization of the performance of all obligations of the Company and the Subsidiaries hereunder or thereunder, and (iii) the authorization, issuance (or reservation for issuance) and delivery of the Securities, except, in the case of the Preferred Shares, for Stockholder Approval in respect of the Amended and Restated AOA providing for the creation of the Preferred Shares~~.~~  The Transaction Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

5.3          Capitalization.  Schedule 5.3 accurately and completely describes the capitalization of the Company, which description of the capitalization of the Company shall include, without limitation, (a) the authorized share capital of the Company on the date hereof; (b) the number of shares issued and outstanding; (c) the number of shares issuable pursuant to the Company’s equity plans; and (d) the number of shares issuable and reserved for issuance pursuant to securities (other than the Note) exercisable for, or convertible into or exchangeable for, any shares of the Company’s share capital.  All of the issued and outstanding shares of the Company have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights and were issued in full compliance with applicable state, federal and foreign securities law and any rights of third parties.  All of the issued and outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights, were issued in full compliance with applicable state, federal and foreign securities law and any rights of third parties and are owned by the Company, beneficially and of record, subject to no Lien.  No Person is entitled to pre-emptive or similar statutory or contractual rights with respect to any securities of the Company. There are no outstanding warrants, options, convertible or other rights, agreements or arrangements of any character under which the Company or any of its Subsidiaries is or may be obligated to issue any Equity Interests of any kind and except as contemplated by this Agreement, neither the Company nor any of its Subsidiaries is currently in negotiations for the issuance of any Equity Interests of any kind.  Except as described on Schedule 5.3, there are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among the Company and any of the securityholders of the Company relating to the securities of the Company held by them.  Except as described on Schedule 5.3, there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no Contracts by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries.  Except as described on Schedule 5.3, the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plans or agreements.  Except as described on Schedule 5.3 and except as provided in this Agreement, no Person has the right to require the Company to register any securities of the Company under the 1933 Act or any applicable foreign securities law, whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other Person.   There are no Proceedings or threatened Proceedings (whether oral or in writing) pursuant to which any Person claims or alleges that such Person owns, or that such Person is or was entitled to be granted, issued or receive, any capital stock or equity securities of the Company or any Subsidiary, including any options, warrants or any other security or right to receive any capital stock or equity securities of the Company or any Subsidiary.

Except as described on Schedule 5.3, the issuance and sale of the Securities hereunder will not obligate the Company to issue Common Shares or other securities to any other Person (other than the Investor) and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security or any other action punitive to the Company or any Subsidiary.

The Company does not have outstanding shareholder purchase rights or “poison pill” or any similar arrangement in effect giving any Person the right to purchase any equity interest in the Company upon the occurrence of certain events, nor do the Company’s Organizational Documents include any other anti-takeover mechanism such as “staggered board” or any similar mechanism intended to frustrate, block or derail tender offers for the purchase of the Company.

5.4          Valid Issuance.  With the exception of the Stockholder Approval necessary to authorize the Holder Preferred Shares, the Securities have been duly authorized and, except as provided in this sentence, no other corporate or shareholder action is required to be taken to authorize the Holder Preferred Shares.  The Note, when duly executed, issued and delivered against payment therefor, will be validly issued.  The Preferred Shares if issued in connection with the Debt for Equity Exchange (the “Holder Preferred Shares”) will, upon issuance, be validly issued.  The Underlying Shares or other securities issuable under the Note, when so issued in accordance with the terms of the Note, will be, validly issued.  The Underlying Shares, when so issued upon conversion of the Holder Preferred Shares, will be, validly issued. The Note is, and the Underlying Shares or other securities issuable under the Note, when so issued in accordance with the terms of the Note, as the case may be, will be, fully paid and nonassessable and free of preemptive or similar rights.  The Holder Preferred Shares, and the Underlying Shares issuable upon conversion thereof, when so issued in accordance with the terms of the Holder Preferred Shares, will be, fully paid and nonassessable and free of preemptive or similar rights.  The Note has been, and the Underlying Shares or other securities issuable under the Note, when so issued in accordance with the terms of the Note, will be, issued in compliance with applicable securities laws, rules and regulations.  The Holder Preferred Shares, if issued in accordance with the Debt for Equity Exchange, and the Underlying Shares issuable upon conversion of the Holder Preferred Shares, when so issued in accordance with the terms of the Holder Preferred Shares, will be, issued in compliance with applicable securities laws, rules and regulations.  The issuance and sale of the Securities contemplated hereby does not conflict with or violate any rules or regulations of the Trading Market.  The Company has reserved from its duly authorized share capital the maximum number of Common Shares to be issued to the Investor upon full conversion of the Note or, the Holder Preferred Shares (without giving effect to any limitations on conversion contained in the Note or the Amended and Restated AOA incorporating the terms of the Preferred Shares) or that are otherwise issuable pursuant to the Transaction Documents (including as payment of interest under the Note or payment of dividends in respect of the Holder Preferred Shares).

5.5          Consents.  The execution, delivery and performance by the Company of the Transaction Documents to which it is a party and the offer, issuance and sale of the Securities require no consent of, action by or in respect of, or filing with, any Person or Governmental Entity other than (i) filings and consents that have been waived, obtained or made, including pursuant to applicable state securities laws, (ii) post-sale filings pursuant to applicable state, federal securities laws which the Company undertakes to file within the applicable time periods, (iii) Stockholder Approval in respect of the Amended and Restated AOA providing for the creation of the Preferred Shares and (iv) the filing of the undertaking by the Investor with The National Technological Innovation Authority.  Subject to the accuracy of the representations and warranties of the Investor set forth in Section 6 hereof, the Company has taken all action necessary to exempt (i) the issuance and sale of the Securities, (ii) the issuance of the Underlying Shares upon due conversion of the Note or the Preferred Shares or that are otherwise issuable pursuant to the Transaction Documents (including as payment of interest under the Note or payment of dividends in respect of the Holder Preferred Shares), and (iii) the other transactions contemplated by the Transaction Documents from the provisions of any stockholder rights plan or other “poison pill” arrangement, any anti-takeover, business combination or control share law or statute binding on the Company or to which the Company or any of its assets and properties are bound and any provision of the Company’s Organizational Documents that is or could reasonably be expected to become applicable to the Investor as a result of the transactions contemplated hereby, including without limitation, the issuance of the Securities and the ownership, disposition or voting of the Securities by the Investor or the exercise of any right granted to the Investor pursuant to this Agreement or the other Transaction Documents.

5.6          Delivery of SEC Filings; Business.  The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the 1933 Act and the 1934 Act for the three (3) years preceding the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, collectively the “SEC Filings”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Filings prior to the expiration of any such extension.  The Company has made available to the Investor through the EDGAR system, true and complete copies of the SEC Filings, including Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2015, as amended (the “20-F”).  The Company has never been an issuer subject to Rule 144(i) under the 1933 Act.  The Company and its Subsidiaries are engaged in all material respects only in the business described in the SEC Filings and the SEC Filings contain a complete and accurate description in all material respects of the business of the Company and its Subsidiaries, taken as a whole.

5.7          Use of Proceeds.  The net proceeds of the sale of the Note shall be used by the Company for working capital and for general corporate purposes.

5.8          No Material Adverse Change.  Since December 31, 2015, except as identified and described in the SEC Filings or as described on Schedule 5.8, there has not been:

(i)           any material change in the consolidated assets, liabilities, financial condition or operating results of the Company from that reflected in the financial statements included in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2015, except for changes in the ordinary course of business which have not had and could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate;

(ii)          any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of shares or other equity securities of the Company, or any redemption or repurchase of any securities of the Company (or any agreement entered into in connection with any redemption or repurchase of any securities of the Company);

(iii)          any damage, destruction or loss, whether or not covered by insurance, to a substantial portion of the assets or properties of the Company and its Subsidiaries, taken as a whole;

(iv)         any waiver, not in the ordinary course of business, by the Company or any Subsidiary of a material right or of a material debt owed to it;

(v)          any change or amendment to the Company's Organizational Documents or to any Material Contract or any waiver of a material right under, or termination of, any Material Contract;

(vi)         any material labor difficulties or labor union organizing activities with respect to employees of the Company or any Subsidiary;

(vii)        any Material Contract entered into by the Company or a Subsidiary other than in the ordinary course of business;

(viii)       the loss of any customer which has had or could reasonably be expected to have a Material Adverse Effect;

(ix)          any issuance of equity securities of the Company or rights to purchase equity securities of the Company to any officer, director or Affiliate, other than pursuant to the Company Option Plan;

(x)           any substantive written complaint, allegation, assertion or claim, received by the Company, any of its Subsidiaries or any director, officer or auditor of the Company or any of its Subsidiaries that (i) the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices or (ii) the Company, any of its Subsidiaries or any of their respective current or former stockholders, directors, officers, employees or agents has violated the Foreign Corrupt Practices Act or any equivalent foreign law;

(xi)          any event of default under (or notice from the lender of any event of default under) any indebtedness for borrowed money or any request by the Company or any Subsidiary for, or receipt of, a waiver of any default or event of default under any such indebtedness for borrowed money; or

(xii)         any other event or condition of any character that has had or could reasonably be expected to have a Material Adverse Effect.

The Company does not have pending before the SEC any request for confidential treatment of information.

Neither the Company nor any Affiliate of the Company (including, without limitation, any pension plan, employee stock option plan or similar plan) has purchased or sold securities of the Company within the ninety (90) days preceding the date of this Agreement, except as set forth on Schedule 5.8.

5.9          SEC Filings; F-3 Eligibility.

(a)          As of their respective dates, the SEC Filings complied in all material respects with the requirements of the 1933 Act and the 1934 Act, as applicable, and none of the SEC Filings, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)          Each registration statement and any amendment thereto filed by the Company since January 1, 2013 pursuant to the 1933 Act and the rules and regulations thereunder, as of the date such statement or amendment became effective, complied as to form in all material respects with the 1933 Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; and each prospectus filed pursuant to Rule 424(b) under the 1933 Act, as of its issue date and as of the closing of any sale of securities pursuant thereto did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The Company has furnished the Investor with copies of all comment letters received by the Company from the SEC relating to any such registration statements and all responses of the Company thereto since January 1, 2013. There are no outstanding unresolved issues with respect to the Company noted in comment letters or other correspondence received by the Company from the SEC.

(c)          Subject to any limitation imposed by the SEC pursuant to Rule 415, the Company is eligible to use Form F-3 to register the Registrable Securities for sale by the Investor as contemplated by this Agreement.

5.10        No Conflict, Breach, Violation or Default.  The execution, delivery and performance of the Transaction Documents by the Company and its Subsidiaries and the issuance and sale of the Securities will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under (i) the Company’s or any Subsidiary’s Organizational Documents, in each case as in effect on the date hereof (true and complete copies of which have been made available to the Investor through the EDGAR system), however, the creation of the Preferred Shares is subject to Shareholder Approval, or (ii)(a) any statute, rule, regulation, judgment or order of any Governmental Entity having jurisdiction over the Company, any Subsidiary or any of their respective assets or properties (including the rules and regulations of the NASDAQ Capital Market), or (b) any Material Contract or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, or right to receive payment under, any Material Contract.

5.11          Tax Matters.

(a)          Except as set forth on Schedule 5.11, the Company and each Subsidiary has timely prepared and filed all tax returns required to have been filed by the Company or such Subsidiary with all appropriate Governmental Entities and timely paid all taxes shown thereon or that are due and payable by the Company or such Subsidiary.  The charges, accruals and reserves on the books of the Company in respect of taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against the Company or any Subsidiary nor, to the Company’s Knowledge, any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any Governmental Entity except for any assessment which is not material to the Company and its Subsidiaries, taken as a whole.  All taxes and other assessments and levies that the Company or any Subsidiary is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party when due.  There are no tax Liens or claims pending or, to the Company’s Knowledge, threatened against the Company or any Subsidiary or any of their respective assets or property other than for taxes not yet due and payable.  There are no outstanding tax sharing agreements or other such arrangements between the Company and any Subsidiary or other corporation or entity.

(b)          The Company and each Subsidiary have collected all sales, use, value added and other taxes required to be collected, and have remitted such amounts to the appropriate Governmental Entity or, if applicable, have furnished properly completed exemption certificates for all exempt transactions.

(c)        All "special relationship" (as such term is defined in Section 85A of the Israeli Tax Ordinance and the regulations promulgated thereunder or in connection therewith) transactions and intercompany payments made involving the Company or any Subsidiary to which Section 85A of the Israeli Tax Ordinance and any of the regulations promulgated therein apply are in compliance with such Section, such regulations and any similar provision under applicable law. Each of the Company and its Subsidiaries has maintained in all respects all necessary documentation in connection with such "special relationship" transactions in accordance with applicable law in all material respects.

(d)          Neither the Company nor any Subsidiary has participated in a “reportable transaction” within the meaning of Section 6707A of the Code or Treasury Regulation Section 1.6011-4 (and all predecessor regulations) as in effect at the relevant time) (or any similar provision of state, local or non-U.S. law, including but not limited to Section 131(g) of the Israeli Tax Ordinance and the Israeli Income Tax Regulations (Tax Planning Requiring Reporting), 2006) or a transaction similar to a reportable transaction.

(e)          Neither the Company nor any Subsidiary is or has been a (i) United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; or (ii) a real property corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(f)          The Company qualifies as an “Industrial Company” under the Encouragement Law and is entitled to certain tax benefits for certain “Approved Enterprises” and “Benefited Enterprises” all as defined in the Encouragement Law (“Tax Incentives”). The Company is, and has always been, in material compliance with all the conditions and requirements of the Tax Incentives and that the allocation of income entitled to the Tax Incentives versus income subject to ordinary tax rates has been performed correctly, accurately and in compliance with all applicable laws in all material respects.  The Company has not taken or failed to take any action that would reasonably be expected to invalidate the Tax Incentives provided under the Encouragement Law.  No claim or challenge has been made, in writing, by any Governmental Entity with respect to the Company’s entitlement to any Tax Incentive. Subject to receipt of any approvals required herein consummation of the transactions contemplated by this Agreement will not adversely affect the continued qualification for the Tax Incentives or the terms or duration thereof or require any recapture of any previously claimed Tax Incentive.

5.12          Title to Properties.  Except as disclosed on Schedule 5.12, (A) the Company and each Subsidiary has good and marketable title to all real properties and valid and legal title to all personal properties and assets owned by it, in each case free from Liens (other than Permitted Liens) and (B) the Company and each Subsidiary holds any leased real or personal property under valid and enforceable leases with no exceptions that would reasonably be expected to have a Material Adverse Effect.  This Section 5.12 does not apply to Intellectual Property, which is dealt with by Section 5.15.

5.13          Certificates, Authorities and Permits.  The Company and each Subsidiary possess adequate certificates, authorities or permits issued by appropriate Governmental Entity’s necessary to conduct the business now operated by it, and neither the Company nor any Subsidiary has received any notice of Proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company or such Subsidiary, could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

5.14          Labor Matters.

(a)          Except as set forth on Schedule 5.14, neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreements or other agreements with labor organizations, except by virtue of expansion orders of the Israeli Ministry of the Economy or its predecessors or successors (Tzavei Harchava) that are applicable to the Company.  Neither the Company nor any Subsidiary has violated in any material respect any laws, regulations, orders or contract terms, affecting the collective bargaining rights of employees or labor organizations.

(b)          (i) There are no labor disputes existing, or to the Company's Knowledge, threatened, involving strikes, slow-downs, work stoppages, job actions, disputes, lockouts or any other disruptions of or by the Company's or any Subsidiary’s employees, (ii) there are no unfair labor practices or petitions for election pending or, to the Company's Knowledge, threatened before the National Labor Relations Board or any other foreign, federal, state or local labor commission relating to the Company's or any Subsidiary’s employees, and (iii) no demand for recognition or certification heretofore made by any labor organization or group of employees is pending with respect to the Company or any Subsidiary.

(c)          The Company and each Subsidiary is, and at all times has been, in compliance in all material respects with all applicable laws respecting employment and employment practices, including with respect to terms and conditions of employment, wages and hours, immigration and naturalization, disability rights and benefits, affirmative action, pay slips, termination, overtime classification, classification of employees and independent contractors or leased employees, working during rest days, occupational safety and health, employee whistle-blowing, employee privacy, family, medical and other leaves, workers’ compensation and unemployment insurance. There are no claims pending against the Company before the Equal Employment Opportunity Commission or any other administrative body or in any court asserting any violation of Title VII of the Civil Rights Act of 1964, the Age Discrimination Act of 1967, 42 U.S.C. §§ 1981 or 1983, the Israeli Work and Rest Hours Law – 1951, the Israeli Severance Pay Law – 1963 (the “Severance Law”) or any other foreign, federal, state or local law, statute or ordinance barring discrimination in employment. Notwithstanding the above, provisions of the Company's contracts with employees relating to payment of global overtime may be held to be invalid by the labor courts of Israel.  Schedule 5.14(c) sets forth a list of all of the independent contractors of the Company and its Subsidiaries.

(d)          Except as disclosed in the SEC Filings or as described on Schedule 5.14(d)(i), or except under the Severance Law (including agreements governed by section 14 thereto but only up to the amount required to be paid under the Severance Law), other laws governing termination of employment or under expansion orders, neither the Company nor any Subsidiary is a party to, or bound by, any employment or other contract or agreement that contains any severance, termination pay or change of control liability or obligation, including, without limitation, any “excess parachute payment,” as defined in Section 280G(b) of the Code.  Any such obligations are duly funded and reserved against in the Company’s or any Subsidiary’s most recent financial statements included in the Disclosure Schedules, to the extent such reservation is required by GAAP.  Except as set forth in Schedule 5.14(e), the contribution and benefit liabilities of the Company and its Subsidiaries respecting each Foreign Plan are fully funded pursuant to the terms thereof and if not required to be funded, accrued in the most recent financial statements included in the SEC Filings.

(e)          All amounts that the Company or any Subsidiary is legally or contractually required either (i) to deduct from employees’ salaries or to transfer to such employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (ii) to withhold from employees’ salaries and benefits and to pay such withholding to any employees’ pension or provident plan and/or any Governmental Entity as required by the Israeli Tax Ordinance, and/or to the Israeli national insurance in accordance with Israeli health insurance laws or otherwise, have, in each case, been duly deducted, transferred, withheld and paid, and the Company does not have any outstanding obligation to make any such deduction, transfer, withholding or payment the date of payment of which has passed.  The Company is not liable for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, national insurance, or other benefits or liabilities for employees (other than routine payments to be made in the ordinary course of business).  There are no pending claims or demands against the Company or any Subsidiary under any plan or policy or for long term disability.

5.15          Intellectual Property.

(a)          Schedule 5.15(a)(i) sets forth a list of all United States and foreign patents and patent applications, trademark and service mark registrations and applications, internet domain name registrations and applications and copyright (and mask works) registrations and applications owned by, registered, recorded, assigned, to be assigned, or filed in the name of the Company and any of its Subsidiaries (“Registered Company Intellectual Property Rights”), specifying as to each item, as applicable (i) the nature of the item, including the title, (ii) the applicant or owner(s) of the item, (iii) the jurisdiction in which the item is issued or registered or in which an application for issuance or registration has been filed, (iv) the issuance, filing, registration or application numbers and dates, (v) the prosecution status and (vi) any assignor or assignee, if applicable.  The Company and its Subsidiaries are current in the payment of all registration, maintenance and renewal fees with respect to all Registered Company Intellectual Property Rights that are used or proposed to be used in connection with the operation of the Company’s business.  The Company and its Subsidiaries have filed all affidavits, responses, recordations, certificates and other documents and taken all currently or previously required actions for the purposes of registering and  maintaining registration of the Registered Company Intellectual Property Rights that are used or proposed to be used in connection with the operation of the Company’s business. The foregoing does not impose any obligation on the Company to continue to maintain such registration.  It may choose to abandon any registration in its discretion.  Schedule 5.15(a)(ii) sets forth a list of all Contracts under which  the Company or any of its Subsidiaries is a licensee or distributor of or otherwise is authorized to use any Intellectual Property Rights of a third Person (including third party software that that is bundled into the products of the Company or any of its Subsidiaries) or under which the Company or any of its Subsidiaries otherwise obtains Intellectual Property Rights (other than (A) shrink wrap licenses or other similar licenses for commercial off-the-shelf software that are not material components of the Company’s products with an aggregate license fee of $5,000 or less which are not required to be listed, (B) licenses to Embedded Software, and (C) implied licenses to trade secrets contained in nondisclosure agreements and other confidentiality agreements (“Inbound Licenses”).  Schedule 5.15(a)(iii) sets forth a list of all (i) Material Contracts under which the Company or any of its Subsidiaries has granted to a third Person any license or sublicense to any Company Intellectual Property and (ii) Contracts with customers, distributors and resellers containing exclusive licenses or sublicenses in favor of such customers, distributors and resellers (“Outbound Licenses”).   With respect to the preceding Inbound Licenses and Outbound Licenses, there are no pending disputes regarding such Contracts, and correct and complete copies of all such  Contracts have been provided to the Investor to the extent requested by it.

(b)          The Company and its Subsidiaries own, free of all Liens (other than Permitted Liens), or have valid and enforceable Inbound Licenses to, all right, title and interest in,  all of the Intellectual Property Rights that are necessary to the conduct of the Company’s and its Subsidiaries’ businesses, taken as a whole, as currently conducted.  The Company and its Subsidiaries are not infringing, misappropriating or otherwise violating, and have never infringed, misappropriated or otherwise violated (though allegations of such infringement, misappropriation or violation have been made and resolved), any Intellectual Property Right of any Person, and the conduct of the business of the Company and its Subsidiaries when conducted in substantially the same manner after the date hereof, will not infringe, misappropriate or otherwise violate any presently-existing Intellectual Property Right of any Person.  No Proceeding has been filed, commenced, been brought, or is pending against the Company or any Subsidiary, or is threatened in writing by any third Person against the Company or any Subsidiary with respect to any Intellectual Property Rights or Technology that are currently owned, licensed, distributed or used by the Company or any of its Subsidiaries in the operation of their respective businesses as currently conducted (“Company IP Claim”), including any Company IP Claim that alleges that the operation of any such businesses by the Company or any of its Subsidiaries infringes, misappropriates, impairs, dilutes or otherwise violates the Intellectual Property Rights of any Person, and to the Knowledge of the Company, there are no grounds for the same, and the Company and its Subsidiaries are not subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement, or other dispute involving any third Person’s Intellectual Property Rights.  To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Intellectual Property Rights owned by the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has brought any Proceeding or threatened in writing any Company IP Claims against any Person.  Subject to the Contracts containing nonexclusive (or, in the case of distributors and resellers, also exclusive) license rights granted by the Company and its Subsidiaries in the ordinary course of business which have been made available to the Investor, the Company and its Subsidiaries solely and exclusively own all right, title and interest (including the sole right to enforce) in and to all Intellectual Property Rights owned or purported to be owned by the Company and its Subsidiaries, and have not exclusively licensed any such Intellectual Property Rights to any Person.  No funding, facilities, or personnel of any Governmental Entity or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any currently-used Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

(c)          The Company and its Subsidiaries have made and do make commercially reasonable efforts (not including registrations) to maintain and protect all material Company Intellectual Property Rights owned and purported to be owned by the Company and its Subsidiaries. Without limiting the preceding sentence, each current and former employee, consultant and contractor who developed any part of any Company Product or other material Company Intellectual Property Rights on behalf of the Company or its Subsidiaries has executed an agreement (i) that conveys or obligates such Person to convey to the Company and its Subsidiaries (as applicable) any and all right, title and interest of such Person in and to the Intellectual Property Rights developed by such Person in connection with such Person’s employment or engagement on behalf of the Company or its Subsidiaries, (ii) as to works created in the course of such Person’s employment with or engagement on behalf of the Company or its Subsidiaries, that acknowledges that the works are “works for hire” or otherwise assigns to the Company and its Subsidiaries (as applicable) all such Person’s rights, title and interest in such works, and (iii) that otherwise protects the confidentiality of Technology and Intellectual Property Rights of the Company and any of its Subsidiaries, including the trade secrets of the Company and its Subsidiaries, in each case subject only to the payment of monetary consideration that may be payable to such current and former employees, consultants and contractors, to the extent that (x) such payment is required under Israeli law and (y) the right to such payment may not be waived by any Contract.  Schedule 5.15(c) sets forth a list of those assignment of invention and “work for hire” agreements where the current or former employee, consultant or contractor did not waive such Person’s right to receive monetary consideration in connection with the assignment of such Person’s right, title and interest in and to the Intellectual Property Rights developed by such Person.

(d)          The Company and its Subsidiaries have (i) complied in all material respects with their respective published privacy policies and internal privacy policies and guidelines, (ii) complied in all material respects with all applicable laws relating to data privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of personal and business information (including personally identifiable information of employees, contractors, and third Persons who have provided information to the Company and its Subsidiaries); and (iii) taken commercially reasonable measures with respect to the protection of personal and business information against loss, damage, and unauthorized access, use, modification, or other misuse.  The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents complies with the Company’s and each of its Subsidiary’s privacy policies in all material respects and with all applicable laws relating to privacy and data security (including any such laws in the jurisdictions where the applicable information is collected by Company or its Subsidiaries).

(e)          Neither the execution, delivery and performance of this Agreement by the Company, nor the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, nor any Contracts  to which Company or any of its Subsidiaries is a party or otherwise bound prior to the Closing Date, will cause or require (or purports to cause or require) the Company or any of its Subsidiaries to (i) grant to any Person any license, covenant not to sue, immunity or other right with respect to or under any Intellectual Property Rights of the Company or any of its Subsidiaries; or (ii) be obligated to pay any royalties or other amounts, or offer any discounts, to any Person (except, in each of (i) and (ii), for such royalties, other amounts, discounts, licenses, covenants not to sue, immunities or other rights that Company and its Subsidiaries would have had to pay, offer or grant had this Agreement not been entered into and the transactions contemplated hereby not have been consummated).

(f)          Schedule 5.15(f) contains (i) a complete and accurate list of all Open Source Software that is incorporated into, integrated or bundled with, linked to or otherwise used by the Company or any of its Subsidiaries in the development of any Company Product, (ii) a general description of the manner in which any material Open Source Software is incorporated into, integrated or bundled with, linked to, used in the development or compilation of, or otherwise used in or with any Company Product and (iii) the license terms (and version, if applicable) under which such Open Source Software is licensed or otherwise obligated (excluding, however, with respect to clauses (i),  (ii) and (iii), any Open Source Software that is incorporated into, integrated into or bundled with any Embedded Software by a third party without identifying the presence of any such Open Source Software to the Company or any of its Subsidiaries).  The Company and its Subsidiaries have complied with all Open Source Software license terms applicable to the Company Products, and neither the Company nor its Subsidiaries have used Open Source Software in a manner that would under the applicable Open Source Software license terms, with respect to any Company Product, (i) require the disclosure or distribution of the Company Product in source code form, (ii) require the licensing thereof for the purpose of making derivative works, or (iii) impose any restriction on the consideration to be charged for the distribution thereof.

(g)          The computer, information technology and data processing systems, facilities and services used by the Company and its Subsidiaries are reasonably sufficient for the existing needs of the Company and its Subsidiaries, including as to capacity, and ability to process current peak volumes in a timely manner. To the Knowledge of the Company, there is no failure, breakdown or continued substandard performance of any Software, hardware, networks, communications facilities, platforms and related systems and services used by the Company or its Subsidiaries to provide the Company Products that has caused a material disruption or interruption in or to the operation of the business of Company or any of its Subsidiaries that remains unresolved.  The Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards designed to protect any such systems under the possession or control of the Company or any of its Subsidiaries from any disabling codes or instructions, spyware, trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or unauthorized disruption, impairment, disablement, or unauthorized destruction of, Software, data or other materials.

(h)          Except as disclosed on Schedule 5.15(h), no Intellectual Property Rights of the Company or any of its Subsidiaries or Company Product is subject to any third party rights (including the payment of royalties), restriction, constraint, control, supervision or limitation as a result of (i) the receipt or use by Company or any of its Affiliates, respective current or former directors, officers, employees or independent contractors of any funding, facilities, personnel or support from any Governmental Entity, including but not limited to the Israeli Innovation Authority and/or the Office of Chief Scientist of the Israeli Ministry of Economy, the Israel Investment Center, any foundation, including but not limited to the BIRD Foundation, or any public or private university, college, or other educational institution or research center in the development of any Intellectual Property Rights of the Company or any of its Subsidiaries or any  Company Product, or (ii) the involvement in, contribution to, or creation or development of any Intellectual Property Rights of the Company or any of its Subsidiaries or any Company Product by any current or former employee, director, officer, or independent contractor of the Company or any Subsidiary who performed services for or held any position with any Governmental Entity, foundation or any public or private university, college, or other educational institution or research center. Except as disclosed on Schedule 5.15(h), no Governmental Entity, university, college, other educational institution, research center or non-profit institution provided or provides facilities, personnel or funding for the creation or development of any Intellectual Property Rights of the Company or any of its Subsidiaries or any Company Product. No current or former employee, independent contractor or shareholder of the Company who was or is involved in, or who contributed or contributes to, the creation or development of any Intellectual Property Rights of the Company or any of its Subsidiaries or any Company Product has performed services for any Institution during a period of time during which such employee, independent contractor or shareholder of the Company was also performing services for the Company or such Subsidiary.

5.16          Environmental Matters.

(a)          The Company and its Subsidiaries (i) comply and have at all times complied in all material respects with all foreign, federal, state and local laws, judgments, decrees, orders, consent agreements, authorizations, permits, licenses, rules, regulations, common or decision law (including, without limitation, principles of negligence and strict liability) relating to the protection, investigation or restoration of the environment (including, without limitation, natural resources), the health or safety matters of humans and other living organisms and/or the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Materials, including the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Federal Clean Water Act, as amended, the Federal Clean Air Act, as amended, the Toxic Substances Control Act, or any foreign, state and local analogue (hereinafter “Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval except where, in each of the foregoing clauses (i), (ii) and (iii), the failure to comply could not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect.

(b)          (A) The Company has no Knowledge of any claim, and neither it nor any Subsidiary has received written notice of a complaint, order, directive, claim, request for information or citation, and to the Company’s Knowledge, no Proceeding has been instituted raising a claim against the Company or any predecessor or any of their respective real properties, formerly owned, leased or operated or other assets indicating or alleging any damage to the environment or any liability or obligation under or violation of any Environmental Law and (B) neither the Company nor any Subsidiary is subject to any order, decree, injunction or other directive of any Governmental Entity with regard to any Environmental Law.

(c)          (A)  Neither the Company, any Subsidiary nor, to the Company’s Knowledge, any other Person has used any portion of any property currently used or formerly owned, operated or leased by the Company or any Subsidiary for the generation, handling, processing, treatment, storage or disposal of any Hazardous Materials except in accordance with applicable Environmental Laws; (B) neither the Company nor any Subsidiary owns or operates any underground tank or other underground storage receptacle for Hazardous Materials, and no underground tank or other underground storage receptacle for Hazardous Materials is located in any portion of any property currently owned, operated or leased by the Company; and (C)  the Company has not caused or suffered to occur any releases or threatened releases of Hazardous Materials on, at, in, under, above, to, from or about any property currently used or formerly owned, operated or leased by the Company or any Subsidiary which, individually or in the aggregate, might reasonably be expected to have or result in a Material Adverse Effect

5.17          Litigation.  Except as described on Schedule 5.17, there is no Proceeding before or by the Trading Market, any Governmental Entity, self-regulatory organization or other body pending or, to the Company’s Knowledge, threatened against or affecting the Company or any of its Subsidiaries, the Common Shares or any of the securities of the Company’s Subsidiaries or any of the Company’s or its Subsidiaries’ current or former officers or directors, whether of a civil or criminal nature or otherwise, in their capacities as such.  Such matters set forth in Schedule 5.17 would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary, nor, to the Company’s Knowledge, any current or former director or officer thereof (in his or her capacity as such), is or has been the subject of any Proceeding involving a claim of violation of or liability under foreign, federal or state securities laws or a claim of breach of fiduciary duty.  To the Company’s Knowledge, there is not pending or contemplated any investigation by the SEC involving the Company or any current director or officer of the Company.  The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the 1933 Act or the 1934 Act.

5.18          Financial Statements.  The financial statements in each SEC Filing present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates shown and its consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with United States  generally accepted accounting principles (“GAAP”) (except as may be disclosed therein or in the notes thereto).  Except as set forth in the financial statements of the Company included in the SEC Filings filed prior to the date hereof or as described on Schedule 5.18, neither the Company nor any of its Subsidiaries has incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent (as to amount and nature) with past practices since the date of such financial statements, none of which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.  There is no transaction, arrangement, or other relationship between the Company (or any Subsidiary) and an unconsolidated or other off balance sheet entity or any contingent liability that is required to be disclosed by the Company in its SEC Filings and is not so disclosed or that otherwise exceeds Five Hundred Thousand Dollars ($500,000) in the aggregate or would be reasonably likely to result in a Material Adverse Effect.  The Company is not currently contemplating the amendment or restatement of any of the financial statements (including without limitation, any notes or any letter of the independent accountants of the Company with respect thereto) included in its SEC Filings, nor is the Company currently aware of facts or circumstances which would require the Company to amend or restate any such financial statements, in each case, in order for any such financial statements to be in compliance with GAAP and the rules and regulations of the SEC.  The Company has not been informed by its independent accountants that they recommend that the Company amend or restate any of the financial statements included in its SEC Filings or that there is any need for the Company to amend or restate any such financial statements.

5.19          Insurance Coverage.  The Company and each Subsidiary maintains in full force and effect insurance coverage that is customary for similar or comparably situated companies for the business being conducted and properties owned or leased by the Company and each Subsidiary, and the Company reasonably believes such insurance coverage to be adequate against all liabilities, claims and risks against which it is customary for comparably situated companies to insure.  All real property owned by the Company or any Subsidiary is insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of the owner of such real property in accordance with prudent business practice in the industry of such owner of real property.

5.20          Compliance with The Nasdaq Capital Market Continued Listing Requirements.  The Company is in compliance with applicable Nasdaq Capital Market continued listing requirements.  There are no Proceedings pending or, to the Company’s Knowledge, threatened against the Company relating to the continued listing of the Common Shares on The Nasdaq Capital Market and the Company has not received any notice of, nor to the Company’s Knowledge is there any basis for, the delisting of the Common Shares from The Nasdaq Capital Market that has not been fully resolved.

5.21          Brokers and Finders.  Except for the fee due and payable by the Company to Roth Capital Partners in the amount set forth on Schedule 5.21, no Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company or any Subsidiary or the Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company or any Subsidiary.  The Investor shall have no obligation with respect to any fees or with respect to any claims (other than such fees or commissions owed by the Investor pursuant to a written agreement executed by the Investor which fees or commissions shall be the sole responsibility of the Investor) made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement. The Company shall indemnify and hold harmless the Investor, its employees, officers, directors, agents, and partners, and their respective Affiliates, from and against all claims, losses, damages, costs (including the reasonable costs of preparation  and attorney’s fees) and expenses suffered in respect of any such claimed or existing fees, as such fees and expenses are incurred.

5.22          No Directed Selling Efforts or General Solicitation.  Neither the Company nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Securities.

5.23          No Integrated Offering.  Neither the Company nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Company on Section 4(2) for the exemption from registration for the transactions contemplated hereby or would require registration of the Securities under the 1933 Act.

5.24          Private Placement.  Based, in part, in reliance of the representations of the Investor contained herein, the offer and sale of the Securities to the Investor as contemplated hereby is exempt from the registration requirements of the 1933 Act.

5.25          FCPA; Export Controls; OFAC.

(a)          Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any of their respective current or former stockholders, directors, officers, employees, agents or other Persons acting on behalf of the Company or any Subsidiary, has on behalf of the Company or any Subsidiary or in connection with their respective businesses: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments to any governmental officials or employees from corporate funds; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (d) made any false or fictitious entries on the books and records of the Company or any Subsidiary; or (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

(b)          None of the Company, any Subsidiary or, to the Company’s Knowledge, the Company’s or any Subsidiary’s employees have violated any law pertaining to export controls, technology transfer or industrial security including, without limitation, the Export Administration Act, as amended, the International Emergency Economic Powers Act, as amended, the Arms Export Control Act, as amended, the National Industrial Security Program Operating Manual, as amended, or any regulation, order, license or other legal requirement issued pursuant to the foregoing (including, without limitation, the Export Administration Regulations and the International Traffic in Arms Regulations).  Neither the Company, any Subsidiary nor, to the Company’s Knowledge, any employee of the Company or any Subsidiary is the subject of an action by a Governmental Entity that restricts such person’s ability to engage in export transactions.

(c)          Neither the Company, any Subsidiary nor any director, officer, agent, employee, Affiliate or Person acting on behalf of the Company or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S.  Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the sale of the Securities, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person or entity, towards any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

5.26          Transactions with Affiliates.  Except as disclosed in Schedule 5.26, none of the current or former officers, directors, partners, stockholders or employees of the Company or any of its Subsidiaries, or any associate or any Affiliate of any thereof, or any relative with a relationship no more remote than first cousin of any current or former officer, director, partner, or employee of the Company or its Subsidiaries, is presently (i) a party to any transaction with the Company or any of its Subsidiaries (other than for ordinary course services as employees, officers or directors), including any Contract providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director, partner, stockholder or employee or such associate or Affiliate or relative or, to the Company’s Knowledge, any corporation, partnership, trust or other entity in which any such officer, director, partner, stockholder or employee or such associate or Affiliate or relative has a substantial interest or is an officer, director, trustee or partner, or (ii) the direct or indirect owner of an interest in any corporation, firm, association or business organization which is a competitor, supplier or customer of the Company or its Subsidiaries (except for a passive investment (direct or indirect) of less than 5% of the Equity Interests of a company whose securities are traded on or quoted through an Eligible Market), nor, to the Company's Knowledge, does any such Person receive income from any source other than the Company or its Subsidiaries which relates to the business of the Company or its Subsidiaries or should properly accrue to the Company or its Subsidiaries.  Except as disclosed in Schedule 5.26, no employee, officer, shareholders, stockholder or director of the Company or any of its Subsidiaries or member of his or her immediate family is indebted to the Company or any of its Subsidiaries, as the case may be, nor is the Company or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (x) for payment of salary for services rendered, (y) reimbursement for reasonable expenses incurred on behalf of the Company, and (z) for other standard employee benefits made generally available to all employees or executives (including stock option agreements outstanding under any stock option plan approved by the board of directors of the Company).

5.27          Internal Controls.  The Company is in material compliance with the provisions of the Sarbanes-Oxley Act of 2002 currently applicable to the Company.  The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in 1934 Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including the Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s most recently filed annual report under the 1934 Act, as the case may be, is being prepared.  The Company's certifying officers have evaluated the effectiveness of the Company's disclosure controls and procedures as of the end of the period covered by the most recently filed annual report under the 1934 Act (such date, the “Evaluation Date”).  The Company presented in its most recently filed annual report under the 1934 Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no significant changes in the Company's internal controls (as such term is defined in Item 308 of Regulation S-K) or, to the Company's Knowledge, in other factors that could significantly affect the Company's internal controls.  The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP and the applicable requirements of the 1934 Act.  To the Company’s Knowledge, since January 1, 2016, neither the Company nor any of its Subsidiaries (including any employee thereof) nor the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

5.28          Solvency.  The Company and its Subsidiaries, taken as a whole, are able to pay their debts (including trade debts) as they mature; the fair saleable value of the Company’s and the Subsidiaries’ consolidated assets (including goodwill minus disposition costs) exceeds the fair value of their consolidated liabilities; and the Company and its Subsidiaries, taken as a whole, are not left with unreasonably small capital after the transactions contemplated by the Transaction Documents.  Following the Closing Date, the Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its Indebtedness).

5.29          Compliance.  Neither the Company nor any Subsidiary (i) is in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a violation of) any order of any Governmental Entity (including expansion orders), or (ii) is or has been in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a violation of)  any statute, rule or regulation of any Governmental Entity, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters; except in each case as could not, individually or in the aggregate, reasonably be expected to result in, a Material Adverse Effect.

5.30          Indebtedness and other Material Contracts.

(a)          Except as disclosed on Schedule 5.30(a), neither the Company nor any of its Subsidiaries (i) has any outstanding Indebtedness for borrowed money, (ii) has any financing statements securing obligations in any material amounts, either singly or in the aggregate, filed in connection with the Company or any of its Subsidiaries, (iii) is in material breach, violation or default under any Material Contract (including any Contract pertaining to Indebtedness of the Company or any Subsidiary), and no event (including, without limitation, the transactions contemplated by the Transaction Documents) has occurred which, with notice or lapse of time or both, would (1) constitute a material breach, violation or default by the Company or any Subsidiary (or, to the Company’s Knowledge, any other party) under any such Material Contract, or (2) give rise to any Lien (other than Permitted Liens) or right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration against the Company or any Subsidiary or (iv) is a party to any Material Contract or other Contract relating to any Indebtedness the performance of which, in the judgment of the Company’s officers, has or could be expected to have a Material Adverse Effect.  Schedule 5.30(a)  provides a description of the outstanding balances, interest rates and dates of return of any such outstanding Indebtedness for borrowed money.  Assuming the due execution and delivery by the other parties thereto, each of the Material Contracts is as of the date hereof legal, valid and binding, and in full force and effect, and enforceable in accordance with its terms, subject to (A) laws of general application relating to bankruptcy, insolvency, and relief of debtors, and (B) rules of law governing specific performance, injunctive relief, or other equitable remedies.  Neither the Company nor any Subsidiary is and, to the Company’s Knowledge, no other party to any such Material Contract is (after giving effect to any applicable cure period) in arrears in respect of the performance or satisfaction of any material terms or conditions on its part to be performed or satisfied under any of such Material Contract, and neither the Company nor any Subsidiary has and, to the Company’s Knowledge, no other party thereto has granted or been granted any waiver or indulgence under any of such Material Contract or repudiated any provision thereof.

(b)          Schedule 5.30(b) sets forth a list of all of the Company's Material Contracts.  The Company has provided or made available to the Investor complete copies of each of the Material Contracts requested by it, including all schedules, exhibits and attachments thereto.

(c)          Since January 1, 2016, no counterparty to any Material Contract with the Company or any Subsidiary has (i) threatened in writing to terminate or cancel such Material Contract or the business relationship with the Company or such Subsidiary or (ii) demanded in writing any material modification or amendment to such Material Contract with the Company or such Subsidiary.

5.31          Employee Benefit Plans.

(a)          Except as set forth in Schedule 5.31(a),  the Company and the Subsidiaries have no, and are not currently negotiating any labor or collective bargaining agreements and there are no material employee benefit or compensation plans, agreements, arrangements or commitments (including “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) or any other plans, policies, trust funds or arrangements (whether written or unwritten, insured or self-insured), including, sick leave program, severance program, retention program, referral incentive, personnel policy, stock option plan, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, compensation or deferred compensation plan, policy, agreement or arrangement, executive compensation or supplemental income arrangement, or any other policy or program which may provide for payment or other benefits to employees of the Company or any Subsidiary, established, maintained, sponsored or contributed to (or with respect to any obligation that has been undertaken) by the Company, any Subsidiary or any entity that would be treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the “Code”), or Section 4001 of ERISA (an “ERISA Affiliate”) or any other foreign law, for any employee, officer, director, consultant, shareholder or stockholder or their beneficiaries of the Company or any Subsidiary or with respect to which the Company or any Subsidiary has liability, or makes or has an obligation to make contributions on behalf of any such employee, officer, director, consultant or stockholder or beneficiary (each a “Company Employee Plan” and collectively the “Company Employee Plans”).

(b)          Except for medical reimbursement spending accounts under Code Section 125, each Company Employee Plan that is an employee welfare benefit plan as defined under Section 3(l) of ERISA is funded through an insurance company contract.  Except as set forth in Schedule 5.31(b), each Company Employee Plan by its terms and operation is in material compliance with all applicable laws and all required filings, if any, with respect to such Company Employee Plan have been timely made.  Neither the Company, any Subsidiary nor, to the extent applicable, any ERISA Affiliate has at any time maintained, contributed to or been required to contribute to or has (or has had) any liability with respect to, any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including, without limitation, any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063, 4064 and 4069 of ERISA.  The Company’s various non-qualified deferred compensation plans, that are required or are intended to satisfy the requirements of Section 201(2) of ERISA satisfy such requirements.  Except as set forth in Schedule 5.31(b),  the events contemplated by this Agreement (either alone or together with any other event) will not (A) entitle any employees, director or shareholder or stockholder of the Company or any Subsidiary (whether current, former or retired) or their beneficiaries to severance pay, termination benefits, or any other payment pursuant to such Person’s employment agreement with the Company, unemployment compensation, or other similar payments under any Company Employee Plan or law, (B) accelerate the time of payment or vesting or increase the amount of benefits due under any Company Employee Plan or compensation to any employees of the Company or any Subsidiary, (C) obligate the Company or any of its Affiliates to pay or otherwise be liable for any compensation, vacation days, pension contribution or other benefits to any current or former employee, consultant, agent or independent contractor of the Company or its Subsidiaries for periods before the Closing Date, (D) require assets to be set aside or other forms of security to be provided with respect to any liability under any “employee benefit plan” within the meaning of Section 3(3) of ERISA, (E) result in any payments (including any payment that could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code)) under any Company Employee Plan or applicable law becoming due to any employee, director shareholders or stockholder of the Company or any Subsidiary (whether current, former or retired) or their beneficiaries, or (F) result in any change of control or similar payments to any officer, director, consultant, independent contractor or employee.  No amount payable under any Company Employee Plan would fail to be deductible under Code Section 162(m), to the extent applicable.

(c)          No severance payment or change of control payment or similar payment is currently payable to any executive officer or director of the Company or any Subsidiary, whether as a result of the transactions contemplated hereby or otherwise, and, except as set forth in Schedule 5.31(c), there are no accrued or unaccrued and unpaid obligations of the Company or any of its Subsidiaries in respect of wages, bonuses or other payouts to current or former officers, directors, consultants or employees.

(d)          With respect to each of the Company Employee Plans:  (1) each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter, opinion letter, advisory letter or notification letter, as applicable, from the Internal Revenue Service (the “IRS”) regarding its qualified status under the Code for all amendments required prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or, if reliance is permitted, relies on the favorable opinion letter or advisory letter of the master and prototype or volume submitter plan sponsor of such plan, and nothing has occurred, whether by action or by failure to act, that caused or could cause the loss of such qualification or the imposition of any penalty or tax liability; (2) all payments required by the Company Employee Plans, any collective bargaining agreement or other agreement, or by applicable law (including, without limitation, all contributions, insurance premiums or intercompany charges) with respect to all periods through the date of the Closing Date shall have been made prior to the Closing Date (on a pro rata basis where such payments are otherwise discretionary at year end) or provided for by the Company as applicable, in accordance with the provisions of each of the Company Employee Plans, applicable law and GAAP; (3) no action has been instituted or commenced or, to the Company’s Knowledge, has been threatened or is anticipated against any of the Company Employee Plans (other than non-material routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, the Company, any Subsidiary or any ERISA Affiliate, any director, officer or employee thereof, or any of the assets of any trust of any of the Company Employee Plans; and (4) no Company Employee Plan is or is expected to be under audit or investigation by the IRS, Department of Labor or any other governmental entity and no such completed audit, if any, has resulted in the imposition of any tax or penalty.

(e)          This Section 5.31 does not apply to the Company or any non-US Subsidiary. Similar matters relating to the Company and non-US Subsidiaries are dealt with in Section 5.14.

5.32          No Suspension or Debarment.  Neither the Company nor any Subsidiary during the last five (5) years has been and, to the Company’s Knowledge, none of their respective employees, consultants or agents during the last five (5) years has been suspended or debarred from eligibility for award of contracts with any Governmental Entity or is or was the subject of a finding of non-responsibility or ineligibility for government contracting.  During the past five (5) years, no government contracting suspension or debarment action has been threatened or commenced against the Company or a Subsidiary, or, to the Company’s Knowledge, any of its officers or employees.  The Company does not have Knowledge of a valid basis, nor specific circumstances that are or, with the passage of time, would likely become a basis for the Company’s or a Subsidiary’s suspension or debarment from award of contracts with any Government Entity.

5.33          Acknowledgment Regarding Investor’s Purchase of Securities.  The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s length purchaser with respect to this Agreement and the transactions contemplated hereby.  The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by the Investor or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to the Investor’s purchase of the Securities.  The Company further represents to the Investor that the Company’s decision to enter into this Agreement has been based solely on the independent evaluation of the Company and its representatives. The Company further acknowledges that the Investor has not made any promises or commitments other than as set forth in this Agreement, including any promises or commitments for any additional investment by the Investor in the Company.

5.34          Investment Company.  The Company is not, and is not an Affiliate of, an investment company within the meaning of the Investment Company Act of 1940, as amended.

5.35          No Disagreements with Accountants.  There are no material disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants formerly or presently employed by the Company and the Company is current with respect to any fees owed to its accountants which could affect the Company’s ability to perform any of its obligations under any of the Transaction Documents.

5.36          Stock Option Plans.  Each stock option granted by the Company was granted in accordance with the terms of the applicable Company stock option plan.  No stock option granted under the Company’s stock option plan has been backdated.  The Company has not knowingly granted, and there is no and has been no Company policy or practice to knowingly grant, stock options prior to, or otherwise knowingly coordinate the grant of stock options with, the release or other public announcement of material information regarding the Company or its Subsidiaries or their financial results.  Each stock option plan that is intended to qualify as a capital gains route plan under Section 102(b)(2) of the Israeli Tax Ordinance (a “102 Plan”) has been filed with the Israeli Tax Authority in accordance with applicable requirements of the Israeli Tax Ordinance, the rules and regulations promulgated thereunder and the written requirements and guidance of the Israeli Tax Authority and are approved or deemed approved by passage of time without objection by, the Israeli Tax Authority.  All Company 102 Options which were issued under the 102 Plan were and are currently in compliance in all material respects with the applicable requirements of Section 102(b)(2) of the Israeli Tax Ordinance (including the relevant sub-section of Section 102) and the written requirements and guidance of the Israeli Tax Authority, including the filing of the necessary documents with the Israeli Tax Authority, the grant of Company 102 Options only following the lapse of the required 30 day period from the filing of the 102 Plan with the Israeli Tax Authority, the receipt of the required written consents from the option holders, the appointment of an authorized trustee to hold the Company 102 Options, and the due deposit of such Company 102 Options and Company 102 Shares with such trustee pursuant to the terms of Section 102 of the Israeli Tax Ordinance and the applicable regulations and rules thereunder.

5.37          Subsidiary Rights.  The Company or one of its Subsidiaries has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital securities of its Subsidiaries as owned by the Company or such Subsidiary.

5.38          Money Laundering Laws.  The operations of each of the Company and any Subsidiary are and have been conducted at all times in compliance with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable Governmental Entity (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or Governmental Entity or any arbitrator involving the Company and/or any Subsidiary with respect to the Money Laundering Laws is pending or threatened.

5.39          Ranking.  Except as set forth on Schedule 5.39, no Indebtedness of the Company is senior to  the Note in right of payment, whether with respect to principal, interest or upon liquidation or dissolution, or otherwise.

5.40          No Event of Default.  After giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, no Event of Default (as defined in the Note) has occurred and is continuing.

5.41          Acquisitions.  Except as set forth on Schedule 5.41(i), since January 1, 2012, neither the Company nor any Subsidiary has acquired all or substantially all of the stock or assets of another Person (or an operating division of another Person) (“Historical Acquisitions”).  Except as set forth on Schedule 5.41(ii), neither the Company nor any Subsidiary (i) has materially breached or violated any material term of any agreement pertaining to a Historical Acquisition or (ii) has any remaining payment obligations in respect of a Historical Acquisition.

5.42          Margin Regulations.  Neither the Company nor any Subsidiary is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.  No part of the proceeds of Purchase Price will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.43          Disclosures.  The representations and warranties in this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein, in light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or information exists with respect to the Company or any of its Subsidiaries or its or their business, properties, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.  The Company acknowledges and agrees that the Investor has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 6.

5.44          Dilutive Effect. The Company understands and acknowledges that the number of Underlying Shares will increase in certain circumstances.  The Company further acknowledges that its obligation to issue the Underlying Shares (whether upon conversion of the Note or, upon conversion of the Holder Preferred Shares) in accordance with this Agreement, the Note and, the terms of the Holder Preferred Shares (as shall be set forth in the Amended and Restated AOA) is absolute and unconditional, regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Company.

5.45          Manipulation of Price.  Neither the Company nor any of its Subsidiaries has, and, to the Knowledge of the Company, no Person acting on their behalf has, directly or indirectly, (i) taken any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company or any of its Subsidiaries to facilitate the sale or resale of any of the Securities, (ii) except for the fees payable as set forth on Schedule 5.21, sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company or any of its Subsidiaries.

5.46          Directors and Officers Indemnification and Insurance. Each director and officer and the Company is entitled to, and upon appointment of the HCP Designee (as defined in Section 7.1(k)) as a director pursuant to Section 7.1(k) and without any further action on part of the Company (other than (i) the countersignature by the HCP Designee and (ii) the approval of the Compensation Committee, which approval will have been obtained prior to the Closing), the HCP Designee (or any replacement thereof designated by the Investor) will be entitled to, indemnification pursuant to the terms of an indemnification agreement in substantially the form attached hereto as Exhibit D (the “Director Indemnification Agreement”), which terms have already been approved – or will have been approved - by the Board of Directors and the Compensation Committee.  The Company maintains a Directors and Officers liability insurance policy in customary terms in an amount of at least $20,000,000 (the “D&O Policy”), which D&O Policy is in full force and effect.

6.             Representations and Warranties of the Investor.  The Investor hereby represents and warrants to the Company as of the date hereof and as of the Closing Date that:

6.1          Organization and Existence.  The Investor is a validly existing limited partnership and has all requisite partnership power and authority to invest in the Securities pursuant to this Agreement.

6.2          Authorization.  The execution, delivery and performance by the Investor of the Transaction Documents to which the Investor is a party have been duly authorized and will each constitute the valid and legally binding obligation of the Investor, enforceable against the Investor in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

6.3          Purchase Entirely for Own Account.  The Securities to be received by the Investor hereunder will be acquired for the Investor’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act without prejudice, however, to the Investor’s right at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable federal and state securities laws.  Nothing contained herein shall be deemed a representation or warranty by the Investor to hold the Securities for any period of time.  The Investor is not a broker-dealer registered with the SEC under the 1934 Act or an entity engaged in a business that would require it to be so registered.

6.4          Investment Experience.  The Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Securities and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

6.5          Disclosure of Information.  The Investor has had an opportunity to receive all information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company, its Subsidiaries, its business and the terms and conditions of the offering of the Securities.  The Investor acknowledges receipt of copies of the SEC Filings.  Neither such inquiries nor any other due diligence investigation conducted by the Investor shall modify, limit or otherwise affect the Investor’s right to rely on the Company’s representations and warranties contained in this Agreement.

6.6          Restricted Securities.  The Investor understands that the Securities are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.

6.7          Legends.  It is understood that, except as provided below, certificates evidencing the Securities may bear the following or any similar legend:

(a)          “The securities represented hereby may not be transferred unless (i) such securities have been registered for sale pursuant to the Securities Act of 1933, as amended, (ii) such securities may be sold pursuant to Rule 144, or (iii) the Company has received an opinion of counsel reasonably satisfactory to it that such transfer may lawfully be made without registration under the Securities Act of 1933 or qualification under applicable state securities laws.”

(b)          If required by the authorities of any state in connection with the issuance of sale of the Securities, the legend required by such state authority.

6.8          Accredited Investor.  The Investor is an accredited investor as defined in Rule 501(a) of Regulation D, as amended, under the 1933 Act.

6.9          No General Solicitation.  The Investor did not learn of the investment in the Securities as a result of any general solicitation or general advertising.

6.10        Brokers and Finders.  No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company, any Subsidiary or the Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Investor.  The Investor shall indemnify and hold harmless the Company, the Subsidiaries, their employees, officers, directors, agents, and partners, and their respective Affiliates, from and against all claims, losses, damages, costs (including the reasonable costs of preparation and attorney’s fees) and expenses suffered in respect of any such claimed or existing fees, as such fees and expenses are incurred.

6.11        No Ownership; No Trading Activity.  The Investor does not own any Common Shares.  During the past ninety (90) days, the Investor has not, directly or indirectly, bought or sold any Common Shares or engaged in any Short Sales involving the Common Shares.  The Investor has not (i) paid any compensation to any Person for soliciting its purchase of the Securities or (ii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company or any of its Subsidiaries.

6.12        No Conflict, Breach, Violation or Default.  The execution, delivery and performance of the Transaction Documents by the Investor and the issuance and sale of the Securities will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under (i) the Investor’s Organizational Documents as in effect on the date hereof, or (ii) any statute, rule, regulation, judgment or order of any Governmental Entity having jurisdiction over the Investor or any of its assets or properties.

7.             Conditions to Closing.

7.1          Conditions to the Investor’s Obligations. The obligation of the Investor to purchase the Note at the Closing is subject to the fulfillment to the Investor’s reasonable satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived by the Investor:

(a)          The representations and warranties made by the Company in Section 5 hereof qualified as to materiality shall be true and correct at all times prior to and on the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date, and, the representations and warranties made by the Company in Section 5 hereof not qualified as to materiality shall be true and correct in all material respects at all times prior to and on the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date. No Event of Default or other event which, with the passage of time, the giving of notice or any other condition, would constitute an Event of Default, shall have occurred and be continuing.

(b)          The Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary for consummation of the purchase and sale of the Note, the Underlying Shares issuable upon conversion of the Note and the consummation of the other transactions contemplated by the Transaction Documents (including, without limitation, those required by The Nasdaq Capital Market), all of which shall be in full force and effect.

(c)          The Company shall have executed and delivered the Note to the Investor.

(d)          The Company and each Subsidiary shall have executed and delivered any Transaction Document to which they are a party.

(e)          The Company shall have filed with The Nasdaq Capital Market a true and complete Notification Form:  Listing of Additional Shares covering the Underlying Shares and shall have provided a copy of such form to the Investor and The Nasdaq Capital Market shall not have objected to the notification of such additional listing.

(f)          No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any Governmental Entity, shall have been issued, and no Proceeding shall have been instituted by any Governmental Entity, enjoining or preventing the consummation of the transactions contemplated hereby.

(g)          The Company shall have delivered a Certificate, executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer, dated as of the Closing Date, certifying (I) to the fulfillment of the conditions specified in subsections (a), (b), (e), (f) and (j) of this Section 7.1 and (II) to the resolutions adopted by the Board of Directors of the Company approving the transactions contemplated by this Agreement and the other Transaction Documents and the issuance of the Securities, certifying the current versions of the Organizational Documents of the Company and certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Company.

(h)          The Company shall have delivered a copy of resolutions duly adopted by the (i) Board of Directors of the Company approving the transactions contemplated by this Agreement and the other Transaction Documents and the issuance of the Securities and (ii) Compensation Committee of the Board of Directors to approve the indemnification in favor of the HCP Designee in accordance with the terms of the Indemnification Agreement.

(i)           The Investor shall have received (A) a legal opinion from Yaacov Salomon, Lipschutz & Co., the Company's Israeli counsel, addressing the legal matters described on Exhibit E(1) and (B) a legal opinion from Schwell Wimpfheimer & Associates, the Company's U.S. counsel, addressing the legal matters described on Exhibit E(2),  each dated as of the Closing Date, in form and substance reasonably acceptable to the Investor.

(j)           No stop order or suspension of trading shall have been imposed by The Nasdaq Capital Market, the SEC or any other governmental or regulatory body with respect to public trading in the Common Shares.

(k)          Martin Hale, Jr. shall have been appointed to the Board of Directors of the Company effective as of the Closing (initially, the “HCP Designee”).

(l)            The Company shall have executed and delivered to the HCP Designee the Director Indemnification Agreement.

(m)          Each of Izhak Nakar, Trident Capital, Inc. and Nir 4 You Technologies Ltd. shall have entered into a Voting and Support Agreement in respect of the transactions contemplated hereby, which Voting and Support Agreement shall be in substantially the form of Exhibit C attached hereto.

7.2          Conditions to Obligations of the Company. The Company's obligation to sell and issue the Note at the Closing is subject to the fulfillment to the satisfaction of the Company on or prior to the Closing Date of the following conditions, any of which may be waived by the Company:

(a)          The representations and warranties made by the Investor in Section 6 hereof shall be true and correct.  The Investor shall have performed in all material respects all obligations and covenants herein required to be performed by them on or prior to the Closing Date.

(b)          The Investor shall have executed and delivered the Transaction Documents to which it is a party.

(c)          The Investor shall have delivered the Purchase Price to the Company.

(d)          The HCP Designee shall have executed and delivered to the Company the Director Indemnification Agreement.

(e)          The Investor shall have executed and delivered to the Company the undertaking in favor of The National Technological Innovation Authority.

7.3          Termination of Obligations to Effect Closing; Effects.

(a)          The obligations of the Company, on the one hand, and the Investor, on the other hand, to effect the Closing shall terminate as follows:

(i)             Upon the mutual written consent of the Company and the Investor;

(ii)            By the Company if any of the conditions set forth in Section 7.2 shall have become incapable of fulfillment, and shall not have been waived by the Company. For the avoidance of doubt, the Company can waive any of the conditions to closing set forth in Section 7.2;

(iii)          By the Investor if any of the conditions set forth in Section 7.1 shall have become incapable of fulfillment, and shall not have been waived by the Investor.  For the avoidance of doubt, the Investor can waive any of the conditions to closing set forth in Section 7.1; or

(iv)          By either the Company or the Investor if the Closing has not occurred on or prior to December 7, 2016;

provided, however, that, except in the case of clauses (i) and clause (iv) above, the party seeking to terminate its obligation to effect the Closing shall not then be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the other Transaction Documents if such breach has resulted in the circumstances giving rise to such party’s seeking to terminate its obligation to effect the Closing.

(b)          Nothing in this Section 7.3 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents.

8.             Covenants and Agreements of the Company.

8.1          Reservation of Common Shares.  The Company shall at all times reserve and keep available out of its authorized but unissued share capital, solely for the purpose of providing for (i) the conversion of the Note (without giving effect to any limitations on conversion contained therein) and the issuance of such other Common Shares that may be issuable under the Note (including as payment of interest under the Note) and (ii) the conversion of the Holder Preferred Shares if issued in connection with the Debt for Equity Exchange (including as payment of dividends in respect of the Holder Preferred Shares), such number of Common Shares as shall from time to time equal the maximum number of Underlying Shares that may be issuable under the Note and the Holder Preferred Shares in accordance with their respective terms.  If, as a result of a breach by the Company of Section 8.1, the Company is unable to issue to the Investor, within five (5) Business Days following the Investor’s conversion of the Note or any Holder Preferred Shares, the number of Common Shares to be issued to the Investor and to credit the Investor’s balance account with DTC for such number of Common Shares, then, in addition to all other remedies available to the Investor, the Company shall pay in cash to the Investor on each day after such fifth (5th) Business Day that the issuance of such Common Shares is not timely effected an amount equal to 0.033% of the product of (A) the sum of the number of Common Shares not issued to the Investor on a timely basis as a result of the Company’s breach of this Section 8.1 and (B) the Closing Price of the Common Shares on the Trading Day immediately preceding the last possible date which the Company could have issued such Common Shares to the Investor without incurring the penalties to the Investor. In addition to the foregoing, the Investor shall have the right to require the Company to use its commercially reasonably best efforts to obtain the required stockholder approval necessary to permit the issuance of such Common Shares as soon as is possible, but in any event not later than the ninetieth (90th) day after such notice.

8.2          Reports.  For so long as the Note or any of the Holder Preferred Shares are outstanding, the Company shall deliver to the Investor, to the extent the Investor has not asked the Company in writing not to be privy to any material, non-public information concerning the Company, as soon as available, (i) but in any event within thirty (30) days after the end of each calendar month, a Company prepared consolidated and consolidating income statement, in a form reasonably acceptable to the Investor and certified by an executive officer of the Company, (ii) but in any event within forty-five (45) days after the end of each calendar quarter, a Company prepared balance sheet as of the end of such period, in a form reasonably acceptable to the Investor and certified by an executive officer of the Company, (iii) all reports, materials and notices furnished to the Company’s senior lender (presently Bank Leumi) as and when provided to the Company’s senior lender, (iv) all reports, materials and notices furnished to the Board of Directors or any committee thereof as and when provided to the members of the Board of Directors or any committee thereof and (v) such information relating to the Company and its Subsidiaries as from time to time may reasonably be requested by the Investor provided that it is not unduly burdensome for the Company to provide such requested information.  The Company shall cause all financial statements to be delivered pursuant to this Section 8.2 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein.  Notwithstanding the foregoing, except with respect to the reports and information to be furnished to the Investor in accordance with the first sentence of this Section 8.2 or as otherwise requested, in writing, by the Investor and information furnished to any member of the Board of Directors of the Company that is Affiliated with the Investor, the Company shall not disclose material non-public information to the Investor, or to advisors to or representatives of the Investor, unless prior to disclosure of such information the Company identifies such information as being material non-public information and provides the Investor, such advisors and representatives with the opportunity to accept or refuse to accept such material non-public information for review.  The Investor agrees to execute a non-disclosure agreement, in form and substance similar to the existing non-disclosure agreement between the Company and the Investor, with respect to the information delivered to it in accordance with this Section 8.2.

8.3          No Conflicting Agreements.  The Company will not, and will cause each Subsidiary not to, take any action or enter into any agreement that is prohibited by the terms of any of the Transaction Documents or that restricts the ability of the Company or any Subsidiary to perform any of its obligations under the Transaction Documents.

8.4	D&O Insurance; Director Indemnification Matters.

(a)  The Company shall maintain and keep effective the D&O Policy.  The Company shall, at all times, cause the D&O Policy to provide that the insurance coverage in respect of the directors is primary in a manner consistent with Section 8.4(b) below and the Director Indemnification Agreement (as the same may be amended upon receipt of Stockholder Approval in accordance with Section 8.4(b) below).

(b)  The parties hereby acknowledge that the HCP Designee will be serving on the Board of Directors of the Company at the direction of the Investor (collectively with its affiliated general partner and related persons, an “Appointing Person”) and that the HCP Designee has certain rights to indemnification, expense advancement and/or insurance from the Appointing Person.  The Company hereby clarifies and confirms certain of the provisions of the Director Indemnification Agreement in respect of the hierarchy of indemnification obligations as between the Company and the Appointing Person as set forth below: (i) with respect to the HCP Designee’s service as a director of the Company, the Company’s obligations under the Director Indemnification Agreement shall be the primary source of indemnification and advancement, while the Appointing Person’s indemnification and advancement obligations shall be secondary to those of the Company, except with respect to amounts actually paid by (y) the Appointing Person (it being acknowledged and agreed that any advance or loan by the Appointing Person to the HCP Designee shall not constitute amounts actually paid by the Appointing Person) or (z) any insurance maintained by the Appointing Person (it being acknowledged that the HCP Designee has no obligation to seek recovery under any such indemnification provided by, or insurance policy maintained by, the Appointing Person), (ii) without regard to any rights the HCP Designee may have against the Appointing Person, the Company shall be required to make all advances of expenses and the Company shall be liable for all of the HCP Designee’s expenses to the extent required by the Director Indemnification Agreement and/or the Company’s Articles of Association (as amended), except with respect to amounts actually paid by (y) the Appointing Person (it being acknowledged and agreed that any advance or loan by the Appointing Person to the HCP Designee of such expenses shall not constitute amounts actually paid by the Appointing Person) or (z) any insurance maintained by the Appointing Person (it being acknowledged that the HCP Designee has no obligation to seek recovery under any such indemnification provided by, or insurance policy maintained by, the Appointing Person) and (iii) the Company irrevocably waives, relinquishes and releases any and all claims against the Appointing Person for contribution, subrogation or any other recovery of any kind in connection with the Company’s obligations under the Director Indemnification Agreement and this Section 8.4(b).   The Company agrees to seek Stockholder Approval for a new form of director indemnification agreement which shall contain the language set forth in Schedule 8.4(b).

8.5          Compliance with Laws.  The Company will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations, orders and decrees of all Governmental Entities.

8.6          Listing of Underlying Shares and Related Matters.  Promptly following the date hereof, the Company shall use commercially reasonable efforts to cause the Underlying Shares to be listed on The Nasdaq Capital Market no later than the Closing Date.  Further, if the Company applies to have its Common Shares or other securities traded on any other Eligible Market, it shall include in such application the Underlying Shares and will use commercially reasonable efforts to cause such Common Shares to be so listed.  The Company will use commercially reasonable efforts to continue the listing and trading of its Common Shares on The Nasdaq Capital Market or any other Eligible Market on which it is then listed and, in accordance, therewith, will use commercially reasonable efforts to comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of such market or exchange, as applicable.

8.7          Termination of Covenants.  Without derogating from other provisions of this Agreement, the provisions of Sections 8.2 through 8.5 and Sections 8.10, 8.11 and 8.22 shall terminate and be of no further force and effect on the date on which both the Note and the Holder Preferred Shares are no longer outstanding.

8.8          Removal of Legends.  Upon the earlier of (i) registration of the Registrable Securities for resale in accordance with Section 9 of this Agreement, (ii) any sale of the Underlying Shares pursuant to Rule 144 or (iii) such time as the then holders of the Securities are not Affiliates of the Company and the Underlying Shares are eligible for sale under Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Underlying Shares and without volume or manner-of-sale restrictions, the Company shall (A) deliver to the transfer agent for the Common Shares (the “Transfer Agent”) irrevocable instructions that the Transfer Agent shall issue certificates representing the Underlying Shares (or, if the Transfer Agent participates in the DTC Fast Automated Securities Transfer Program, credit the aggregate number of Common Shares to the Investor’s or its designee’s account with DTC through its Deposit/Withdrawal at Custodian system)  without legends upon receipt by such Transfer Agent of the Note (if required to be delivered pursuant to the terms of the Note), certificates representing the Holder Preferred Shares (if issued) or any legended certificates previously issued upon conversion of the Note or the Holder Preferred Shares , together with either (1) a customary representation by the Investor that the Underlying Shares are eligible for sale under Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Underlying Shares or (2) a statement by the Investor that the Investor has sold Common Shares represented thereby in accordance with Rule 144 or the Plan of Distribution contained in the Registration Statement, and (B) cause its counsel to deliver to the Transfer Agent one or more opinions to the effect that the issuance of such unlegended certificates in such circumstances may be effected under the 1933 Act.  From and after the earlier of such dates, upon the Investor’s written request, the Company shall promptly cause replacement Securities to be issued without restrictive legends and/or legended certificates representing previously issued Underlying Shares to be replaced with certificates which do not bear such restrictive legends (provided that if the Company’s transfer agent is participating in the DTC Fast Automated Securities Transfer Program, the Company shall promptly cause its transfer agent to credit the aggregate number of Common Shares to the Investor’s or its designee’s account with DTC through its Deposit/Withdrawal at Custodian system (without any stop transfer instructions or other restrictions pertaining thereto)), and Underlying Shares subsequently issued by the Company shall not bear such restrictive legends provided the provisions of either clauses (i), (ii) or (iii) above, as applicable, are satisfied with respect to such Underlying Shares.  When the Company is required to cause unlegended Securities to replace previously issued legended Securities, if unlegended Securities are not delivered to the Investor within three (3) Business Days of submission by the Investor of legended Securities and all other required documents to the Transfer Agent as provided above (or to the Company, in the case of the Note), the Company shall be liable to the Investor for liquidated damages in an amount equal to 1.5% of the aggregate purchase price of the Securities evidenced thereby for each thirty (30) day period (or portion thereof) beyond such three (3) Business Day that the unlegended Securities have not been so delivered.

8.9          [Reserved]

8.10        Affirmative Covenants of the Company.  During the Covenant Period, the Company shall, and shall cause each of its Subsidiaries to,:

(a)          use its commercially reasonable best efforts to promptly satisfy all of the conditions to Closing specified in Section 7.1 above;

(b)          (A) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its rights and franchises; (B) continue to conduct its business substantially as now conducted and, at all times, in accordance with good business practices; and (C) at all times maintain, preserve and protect in all material respects all of its assets and properties used or useful in the conduct of its business in good working order and condition (reasonable wear and tear excepted), including all of its core Intellectual Property Rights.  Nothing in this Section 8.10(b) imposes any obligation on the Company or any Subsidiary to apply to register Intellectual Property Rights, to prosecute applications to register Intellectual Property Rights or to continue to maintain the registration of Registered Intellectual Property, except for the obligation of the Company and its Subsidiaries to maintain the registration of Registered Intellectual Property that is part of its core Intellectual Property Rights.  It may choose to abandon any application or registration that does not consist of its core Intellectual Property Rights in its discretion.

(c)          maintain its books, accounts and records as required to permit the preparation of financial statements in accordance with GAAP;

(d)          duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its properties (real and personal), sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid could reasonably be expected to by law become a Lien on any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if (x) the validity or amount thereof shall currently be contested in good faith by appropriate proceedings promptly instituted and diligently conducted, (y) the Company or any Subsidiary shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP; and (z) the non-payment of such taxes, assessments, charges, levies or claims that will not have a Material Adverse Effect and will not result in the forfeiture of any of its assets; and provided, further that it pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any Lien that may have attached as security therefor;

(e)          give notice to the Investor in writing within thirty (30) days of becoming aware of any litigation or Proceedings threatened in writing against the Company or any of its Subsidiaries or any pending litigation and Proceedings affecting the Company or any of its Subsidiaries or to which any of them is or becomes a party involving a claim against any of them that could reasonably be expected to result in a Material Adverse Effect, stating the nature and status of such litigation or Proceedings;

(f)           promptly notify the Investor in writing of the occurrence of any Event of Default (as defined in the Note);

(g)          comply in all material respects with (i) the applicable laws and regulations wherever its business is conducted, including all Environmental Laws, (ii) the provisions of its Organizational Documents, (iii) all Material Contracts the failure of which to comply would result in a Material Adverse Effect and (iv) all material decrees, orders, and judgments; and

(h)          give notice to the Investor within ten (10) days of any change to the Company’s jurisdiction of organization or legal name or organization.

8.10A     Affirmative Covenants of the Investor.  From and after the date hereof and until the Closing, the Investor shall use its commercially reasonable best efforts to promptly satisfy all of the conditions to Closing specified in Section 7.2 above.

8.11        Negative Covenants.

(I)           From and after the date hereof and for so long as either (y) at least fifty percent (50%) of the original principal amount of the Note is outstanding or (z) the Investor and/or any Affiliate thereof collectively hold at least fifty percent (50%) of the Holder Preferred Shares issued in the Debt for Equity Exchange, the Company shall not (and shall cause each of its respective Subsidiaries not to) take any of the following actions without the approval of the Board of Directors of the Company (including the HCP Designee):

(a)          consummate or be subject to the occurrence of a Fundamental  Change (as defined in the Note);

(b)         consummate any material acquisition of assets or Equity Interests of any Person for consideration, whether in cash or in kind, if (y) the total value of the consideration payable by the Company and/or any Subsidiary exceeds twenty five percent (25%) of the TM Revenues or (z) the consideration consists of Equity Interests and would result in the issuance of more than twenty percent (20%) of the outstanding Common Shares (assuming the conversion or exercise of the Equity Interests issued in connection with such acquisition of assets or Equity Interests) (for the avoidance of doubt, the approval thresholds set forth in this clause (b) shall not limit or modify the approval rights of the Investor set forth in Section 8.11(II) (including Section 8.11(II)(e)) ; or

(c)          consummate any sale, disposition, exclusive license or transfer, directly or indirectly, of any (i) Equity Interests of any Subsidiary or (ii) material assets or property of the Company or any Subsidiary for consideration, whether in cash or in kind, exceeding twenty five percent (25%) of the TM Revenues.

(II)          During the Covenant Period, without the prior written consent of the Investor, the Company shall not (and shall cause each of its respective Subsidiaries not to):

(a)          take or omit to be taken any action, or permit any of its Affiliates to take or to omit to take any action, which, at the time that such action is taken or omitted to be taken, would reasonably be expected, by the Company acting prudently, to result in a Material Adverse Effect;

(b)          amend, alter or modify its or any of its Subsidiaries’ Organizational Documents in a manner that adversely affects the rights of the Investor under this Agreement, the Note or any of the other Transaction Documents;

(c)          liquidate, dissolve or wind up the Company or any Subsidiary;

(d)          make any loans to its directors, officers or stockholders (other than the extension of commercial trade credit in connection with the sale of inventory in the ordinary course of business);

(e)           issue (A) Common Shares at a purchase price less than the Conversion Price or issue any Common Share Equivalents with a conversion price, exercise price, exchange rate or other price less than the Conversion Price, other than options, restricted shares or restricted share units issued under the Company Option Plan in accordance with Section 8.13 of this Agreement, (B) any shares of Common Shares or Common Share Equivalents to the extent the effective purchase price, conversion price, exercise price or exchange rate or the number of underlying shares floats or resets or otherwise varies or is subject to adjustment (directly or indirectly) based on market prices of the Common Shares or the occurrence of specified or contingent events directly or indirectly related to the business of the Company, unless the minimum purchase price, conversion price, exercise price or exchange rate is, at all times, subject to a floor that is at least equal to, and based on the entire black scholes value is not below, the Conversion Price, (C) any warrants or other rights to purchase Common Shares that, when valued on a black scholes basis, decreases the purchase price for such warrants or other rights below the Conversion Price, (D) any capital stock of the Company (or any securities that are convertible into or exercisable or exchangeable for capital stock of the Company) that is senior to or pari passu with the Holder Preferred Shares to be issued to the Investor in connection with the Debt for Equity Exchange as to dividend rights, redemption rights, liquidation preference and other rights, or (E) any Indebtedness that is convertible into Common Shares, Common Share Equivalents or any capital stock of the Company.  In addition to the foregoing, any Equity Interests issued by the Company or any Subsidiary shall consist solely of Common Shares and Common Share Equivalents (excluding convertible Indebtedness);

(f)           (i) create, incur, assume or suffer to exist any Indebtedness for borrowed money of any kind (including becoming liable as a guarantor thereof), other than Permitted Indebtedness,  or (ii) make directly or indirectly any payment in respect of or on account of any Indebtedness for borrowed money other than Permitted Indebtedness;

(g)          directly or indirectly, pay any dividends or distributions on, or purchase, redeem (or issue securities (other than the Holder Preferred Shares in connection with the Debt for Equity Exchange) that contains a redemption feature) or retire, any Common Shares or other equity interests or any securities convertible into its Common Shares, whether now or hereafter outstanding, or make any payment on account of or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of its Common Shares or other equity interests, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any of its Subsidiaries, except for Permitted Restricted Payments;

(h)          enter into any transaction with any Affiliates or any of its directors or officers except for (i) transactions among the Company and its direct or indirect wholly-owned Subsidiaries, (ii) transactions existing on the Closing Date and described on Schedule 8.11(II)(h) (however, any amendment to such transactions shall require the consent of the Investor, unless any such amendment is permitted by this Section 8.11(II)(h) at the time of entry into such amendment), (iii) other transactions in the ordinary course of business on terms as favorable as would be obtained by it on a comparable arm’s-length transaction with an independent, unrelated third party as determined in good faith by, and approved by, the non-interested members of the Board of Directors (or equivalent governing body) of the Company, (iv) employment and severance arrangements with the officers and directors of the Company and its Subsidiaries in the ordinary course of business and (v) payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors and officers of the Company and its Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Company and its Subsidiaries; provided, that, in the case of clauses (i), (iii), (iv) and (v), (A) any such transaction or transactions do not impair the creditworthiness of the Note, the Company’s or any Subsidiary’s ability to meet its obligations under the Transaction Documents or the rights of the Investor under the Transaction Documents and (B) no Event of Default shall have occurred and be continuing;

(i)            approve any increase in the number of shares available under the Company Option Plan, amend the Company Option Plan or adopt a new equity incentive plan;

(j)           except as set forth in Schedule 8.13, approve any cash incentive or retention plan for its executive officers and/or directors, which cash incentive and/or retention plans shall be subject to the Investor’s reasonable approval unless required to be approved, and actually approved, by the Company’s shareholders;

(k)          create, incur, assume or suffer to exist, any Lien on any of the Company’s or any Subsidiary’s respective properties or assets (including income) now owned or hereafter acquired, other than Permitted Liens;

(l)           prior to the Debt for Equity Exchange, create, form or acquire a Subsidiary or enter into any partnership, Joint Venture or similar arrangement, all in the context of which the expected annual outlays exceed $1,000,000 in cash or in kind;

(m)          (i) make any change to the Company’s or any Subsidiary’s accounting practices except in accordance with GAAP, (ii) change its fiscal year from December 31st or (iii) make any change in tax reporting treatment (elections of tax status will not be regarded as a change in tax reporting treatment) except as required by law;

(n)          file any registration statement with the SEC (other than on Form S-8 or F-4 or any Registration Statement required to be filed by Section 9 of this Agreement) until one hundred twenty (120) days after the Effective Date;

(o)          make any significant change in the nature of its business as described in the Company’s most recent annual report filed on Form 20-F with the SEC (abandoning or adding a specific product line will not be regarded as a significant change).  The Company shall not modify its corporate structure or purpose;

(p)          accept any grants or other funding from any Governmental Entity , (including but not limited to the Israeli Innovation Authority, the Office of Chief Scientist of the Israeli Ministry of Economy or the Israel Investment Center) or any public or private university, college, or other educational or research institution, for purposes of the development or creation of, or research in respect of, any Intellectual Property Rights or any Company Product;  or

(q)           enter into an agreement to do any of the foregoing.

8.12        [Reserved]

8.13        Company Option Plan.  The Board of Directors of the Company will adopt resolutions at Closing such that the number of Shares reserved for issue under the Company Option Plan will equal fifteen (15%) of the Common Shares of the Company outstanding immediately following the Closing Date (inclusive of the existing options under the Company Option Plan). Options awarded henceforth will be subject to the following conditions: (i) the exercise price will be equal to or greater than the market price of the Common Shares on the date of grant or, in cases where the grant is effective only with shareholder approval, if the Board of Directors so specifies, on the date of such approval, (ii) at least thirty percent (30%) of the unawarded options as of the Closing will be awarded following promotions, in appreciation of extraordinary performance or to new hires, (iii) vesting will be performance based with milestones (which shall be longer term in nature) determined by the Compensation Committee and the Board of Directors of the Company (and, on a case by case basis, vesting of a particular grant may include continued employment or engagement, subject to the Investor’s prior written approval in respect of any such grant), (iv) the Options shall not be transferable, except for transfers for estate planning purposes and transfers by will or intestacy following the death of the optionee, (v) the allocation of the Company Option Plan and terms of the grants thereunder shall be reasonably acceptable to the Investor and (vi) subject to the foregoing clauses (i) through (v), the Options shall otherwise be consistent with the terms of the Company Option Plan and the Company’s compensation policy.  The Board of Directors of the Company (and, where required, the Compensation Committee) will administer the Company Option Plan in accordance with the terms of this Section 8.13.  The foregoing shall not apply to those grants already committed to by the Company as set forth on Schedule 8.13.

8.14        No Solicitation or Negotiation. The Company agrees that from and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with Section 7.3 hereof, neither the Company nor any of its Subsidiaries, Affiliates, officers, directors, representatives or agents will: (1) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (i) relating to any debt or equity financing for the Company or any Subsidiary or (ii) relating to the acquisition or purchase of all or any portion of the capital stock of the Company or assets of the Company (each of the events described in clauses (i) and (ii) an “Alternative Transaction”), or (2) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any Alternative Transaction.  The Company shall immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Company shall notify the Investor promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to the Investor, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact.

8.15        [Reserved]

8.16        No Impairment.  At all times after the date hereof, the Company will not take or permit any action, or cause or permit any Subsidiary to take or permit any action that impairs or adversely affects the rights of the Investor under any Transaction Document.

8.17        Further Assurances.  Each party agrees to, and the Company agrees to cause the Subsidiaries to, make, execute and deliver all such additional and further acts, things, deeds and instruments as the other party may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the other party its rights under this Agreement and the other Transaction Documents.

8.18        Stockholder Approval.

(a)          The Company shall use its commercially reasonable best efforts to obtain, at the next annual meeting of its shareholders (the “Next Annual Meeting”), the approval of its shareholders (“Stockholder Approval”) to (1) amend and restate the Articles of Association of the Company to (i) provide that the Investor has the right to appoint a member of the Board of Directors for so long as either (y) the Note is outstanding or (z) the Investor and/or any Affiliate thereof hold at least thirty percent (30%) of the Holder Preferred Shares  and (ii) provide for the creation of the Preferred Shares on the terms and conditions set forth in the form of the Amended and Restated AOA set forth on Exhibit B attached hereto and (2) approve a new form of director indemnification agreement for the directors of the Company (which form shall be acceptable to the Company and the Investor) covering the changes required by the last sentence of Section 8.4(b) of this Agreement.  The Company makes no representation that the Amended and Restated AOA or the new form of director indemnification agreement will be adopted.  Therefore, each reference to the Holder Preferred Shares in this Agreement will be deemed to be followed by "if created".

(b)          In furtherance of the obligations of the Company under Section 8.18(a), (i) by the Closing, the Board of Directors of the Company shall adopt proper resolutions authorizing the actions set forth in Section 8.18(a) above (without determining the date of the Next General Meeting or setting the remainder of the agenda or other aspects of that meeting), (ii) the Board of Directors of the Company shall recommend and the Company shall otherwise use its commercially reasonable best efforts to duly obtain Stockholder Approval, including, without limitation, by filing any required proxy materials with the SEC, by delivering proxy materials to its shareholders in furtherance thereof, by soliciting proxies from its shareholders in connection therewith in the same manner as all other management proposals in such proxy statement and having all management-appointed proxy-holders vote their proxies in favor of such proposals to carry out such resolutions and (iii) within three (3) Business Days of obtaining such Stockholder Approval, take all actions necessary to effectuate the actions set forth in Section 8.18(a) above.  If the Company does not obtain Stockholder Approval at the Next Annual Meeting, the Company shall in addition to satisfying clauses (i), (ii) and (iii) as contemplated above, call a special meeting of its shareholders as soon as reasonably practicable but in no event later than ninety (90) days following the Next Annual Meeting to seek Stockholder Approval and shall continue such process until the date Stockholder Approval is obtained.

8.19          Access.  In addition to any other rights provided by law or set forth herein, from and after the date of this Agreement and for so long as the Investor and/or any Affiliate thereof own (i) the Note, (ii) more than thirty-five percent (35%) of the Holder Preferred Shares or (iii) not less than five percent (5%) of the outstanding Common Shares (assuming full conversion of the Securities and without giving effect to any limitations on conversion contained therein), the Company shall, and shall cause each of the Subsidiaries, to give the Investor and its representatives, at the request of the Investor, access during reasonable business hours to (a) all properties, assets, books, contracts, commitments, reports and records relating to the Company and the Subsidiaries, and (b) the management, accountants, lenders, customers and suppliers of the Company and the Subsidiaries; provided, however, that the Company shall not be required to provide the  Investor access to any information or Persons if the Company reasonably determines that access to such information or Persons (x) would adversely affect the attorney-client privilege between the Company and its counsel and cannot be provided to the Investor in a manner that would avoid the adverse affect on the attorney-client privilege between the Company and its counsel, (y) would result in the disclosure of trade secrets, material nonpublic information or other confidential or proprietary information and cannot be provided to the Investor in a manner that would avoid the disclosure of trade secrets, material nonpublic information or other confidential or proprietary information, or (z) would violate the requirements of any Governmental Entity, applicable law or regulation with respect to the confidentiality of information or security clearances and cannot be provided to the Investor in a manner that would not violate any such requirements, law or regulation; provided further that the Company shall be required to provide the Investor with access to the information contemplated in clause (y) above  if the Investor signs (and the obligation of the Company to provide the Investor with access to the information contemplated by Section 8.2 or this Section 8.19 is subject to the Investor signing) a confidentiality agreement with the Company with respect to such information in form and substance similar to the existing confidentiality agreement between the Company and the Investor.

8.20        Reporting Status.  For so long as the Investor and its Affiliates collectively hold at least three percent (3%) of the outstanding Common Shares (assuming full conversion of the Securities and without giving effect to any limitations on conversion contained therein), the Company shall timely file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would no longer require or otherwise permit such termination.

8.21        Conversion Procedures.  The form of Conversion Notice included in the Note sets forth the totality of the procedures required of the Investor in order to convert the Note.  No additional legal opinion, other information or instructions shall be required of the Investor to convert its Note. The Company shall honor conversions of the Note and shall deliver the Underlying Shares in accordance with the terms, conditions and time periods set forth in the Note.

8.22       Compensation Committee.    For so long as the Note is outstanding and the Investor and/or any Affiliate thereof collectively hold a principal amount of not less than $1.5 million of the Note or the Investor and/or any Affiliate thereof collectively hold at least thirty percent (30%) of the Holder Preferred Shares, the HCP Designee (or any replacement thereof designated by the Investor) shall be appointed to, and shall serve on, the Compensation Committee of the Board of Directors of the Company; provided that he or she meets the requirements of the law, rules and regulations for such appointment and service.

8.23          PFIC Matters.

(a)          As soon as reasonably practicable (but in any event, within seventy-five (75) days) following the end of each taxable year of the Company and each Subsidiary (as determined for U.S. federal income tax purposes), the Company shall (with the assistance of its outside U.S. tax advisors) determine whether or not the Company or any Subsidiary was a PFIC for such taxable year, and shall provide a report regarding such determination to the Investor.

(b)          In connection with a “Qualified Electing Fund” election (“QEF election”) pursuant to Code Section 1295 or a “Protective Statement” pursuant to Treasury Regulation Section 1.1295-3, filed or proposed to be filed by the Investor or any Affiliate thereof, the Company shall, and shall cause each Subsidiary to, annually provide a PFIC annual information statement to the Investor and such Affiliate in the form required under Treasury Regulations Section 1.1295-1(g) as soon as reasonably practicable following the end of each calendar year (but in no event later than ninety (90) days following the end of each calendar year).

(c)          The Company shall provide the Investor with, and shall provide commercially reasonable access to records and other sources regarding, any additional information reasonably requested by the Investor to the extent necessary (i) to determine the Company’s or any Subsidiary’s status as a PFIC for any taxable year, (ii) to determine the amounts that the Investor or any Affiliate thereof may be required to report as its pro rata portion of the Company’s or such Subsidiary’s earnings in connection with a QEF election, a Protective Statement or otherwise, (iii) to enable the Investor and its Affiliates to make any election (including a QEF election) and to comply with all other requirements of such election or (iv) to prepare and file any U.S. tax return, form or statement (including IRS Forms 926, 5471, 8865 and 8886), or otherwise comply with applicable U.S. federal, state, local, non-U.S. or other tax laws.

9.             Registration Rights.

9.1          Shelf Registration.

(a)          As promptly as reasonably possible, and in any event on or prior to the Filing Date, the Company shall prepare and file with the SEC a “shelf” Registration Statement covering the resale of all Registrable Securities for an offering to be made on a continuous basis pursuant to Rule 415.  If for any reason the SEC does not permit all of the Registrable Securities to be included in such Registration Statement, then the Company shall not be obligated to include such Registrable Securities in such Registration Statement but the Company shall prepare and file with the SEC a separate Registration Statement with respect to any such Registrable Securities not included with the initial Registration Statement, as promptly as reasonably possible, but in no event later than the date which is thirty (30) days after the date on which the SEC shall indicate as being the first date such filing may be made.  The Registration Statement shall be on Form F-3 and shall contain (except if otherwise directed by the Investor) the “Plan of Distribution”, substantially as attached hereto as Exhibit F.  In the event Form F-3 is not available for the registration of the resale of Registrable Securities hereunder, the Company shall (i) register the resale of the Registrable Securities on another appropriate form in accordance herewith as the Investor may consent and (ii) attempt to register the Registrable Securities on Form F-3 as soon as such form is available, provided that the Company shall maintain the effectiveness of the Registration Statements then in effect until such time as a Registration Statement on Form F-3 covering the Registrable Securities has been declared effective by the SEC.

(b)          The Company shall use commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably possible after the filing thereof, but in any event prior to the Required Effectiveness Date, and shall use commercially reasonable efforts to keep the Registration Statement continuously effective under the 1933 Act until the earlier of (i) the fourth anniversary of the Effective Date or (ii) such time as all Registrable Securities covered by such Registration Statement have been sold publicly (the “Effectiveness Period”).

(c)          The Company shall notify the Investor in writing as promptly as reasonably possible (and in any event within one Business Day) after receiving notification from the SEC that the Registration Statement has been declared effective.

(d)          The Company shall not, prior to the Effective Date of the Registration Statement, prepare and file with the SEC a registration statement relating to an offering for its own account or the account of others under the 1933 Act of any of its equity securities.

(e)          If the Company issues to the Investor any Common Shares pursuant to the Transaction Documents that are not included in the initial Registration Statement, then the Company shall file an additional Registration Statement covering such number of Common Shares on or prior to the Filing Date and shall use commercially reasonable efforts to cause such additional Registration Statement to become effective by the SEC by the Required Effectiveness Date.

9.2          Registration Procedures.  In connection with the Company’s registration obligations hereunder with respect to a Registration Statement pursuant to Section 9.1, the Company shall:

(a)          Not less than three (3) Trading Days prior to the filing of a Registration Statement or any related Prospectus or any amendment or supplement thereto (including any document that would be incorporated or deemed to be incorporated therein by reference), the Company shall furnish to the Investor and Investor Counsel copies of all such documents proposed to be filed, which documents (other than those incorporated or deemed to be incorporated by reference) will be subject to the review of the Investor and Investor Counsel.  The Company shall not file a Registration Statement or any such Prospectus or any amendments or supplements thereto to which the Investor shall reasonably object.

(b)          (i) Prepare and file with the SEC such amendments, including post-effective amendments, to each Registration Statement and the Prospectus used in connection therewith as may be necessary to keep the Registration Statement continuously effective as to the applicable Registrable Securities for the Effectiveness Period and prepare and file with the SEC such additional Registration Statements in order to register for resale under the 1933 Act all of the Registrable Securities; (ii) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424; (iii) respond as promptly as reasonably possible, to any comments received from the SEC with respect to the Registration Statement or any amendment thereto and as promptly as reasonably possible provide the Investor true and complete copies of all correspondence from and to the SEC relating to the Registration Statement; provided, however, the Company will not be required to provide copies of any correspondence that would result in the disclosure to the Investor of material and non-public information concerning the Company unless the Investor has executed a confidentiality agreement with the Company; and (iv) comply in all material respects with the provisions of the 1933 Act and the 1934 Act with respect to the disposition of all Registrable Securities covered by the Registration Statement during the applicable period in accordance with the intended methods of disposition by the Investor thereof set forth in the Registration Statement as so amended or in such Prospectus as so supplemented.

(c)          Notify the Investor and Investor Counsel as promptly as reasonably possible, and (if requested by any such Person) confirm such notice in writing no later than two Trading Days thereafter (except in the case of clauses (v) and (vii), one Trading Day thereafter) of any of the following events: (i) the SEC notifies the Company whether there will be a “review” of any Registration Statement; (ii) the SEC comments in writing on any Registration Statement (in which case the Company shall deliver to the Investor a copy of such comments and of all written responses thereto; provided, however, the Company will not be required to provide copies of any responses that would result in the disclosure to the Investor of material and non-public information concerning the Company unless the Investor has executed a confidentiality agreement with the Company); (iii) any Registration Statement or any post-effective amendment is declared effective; (iv) the SEC or any other federal or state Governmental Entity requests any amendment or supplement to any Registration Statement or Prospectus or requests additional information related thereto; (v) the SEC issues any stop order suspending the effectiveness of any Registration Statement or initiates any Proceedings for that purpose; (vi) the Company receives notice of any suspension of the qualification or exemption from qualification of any Registrable Securities for sale in any jurisdiction, or the initiation or threat of any Proceeding for such purpose; or (vii) the financial statements included or incorporated by reference in any Registration Statement become ineligible for inclusion or incorporation therein or any statement made in any Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference is untrue in any material respect or any revision to a Registration Statement, Prospectus or other document is required so that it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d)          Use its commercially reasonable best efforts to avoid the issuance of or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of any Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, as soon as practicable.

(e)          Furnish to the Investor and Investor Counsel, without charge, at least one conformed copy of each Registration Statement and each amendment thereto, including financial statements and schedules, all documents incorporated or deemed to be incorporated therein by reference, and all exhibits to the extent requested by such Person (including those previously furnished or incorporated by reference) promptly after the filing of such documents with the SEC.

(f)           Promptly deliver to the Investor and Investor Counsel, without charge, as many copies of the Prospectus or Prospectuses (including each form of prospectus) and each amendment or supplement thereto as such Persons may reasonably request.  The Company hereby consents to the use of such Prospectus and each amendment or supplement thereto by the Investor in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto.

(g)           (i) Prepare and timely file with each Trading Market an additional shares listing application covering all of the Registrable Securities; (ii) use commercially reasonable best efforts to cause such Registrable Securities to be approved for listing on each Trading Market as soon as reasonably practicable thereafter; (iii) provide to the Investor evidence of such listing; and (iv) use commercially reasonable best efforts to maintain the listing of such Registrable Securities on each such Trading Market or another Eligible Market.

(h)          Prior to any public offering of Registrable Securities, use commercially reasonable best efforts to register or qualify or cooperate with the Investor and Investor Counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions within the United States as the Investor requests in writing, to keep each such registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by a Registration Statement.

(i)            Cooperate with the Investor to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to a Registration Statement, which certificates shall be free, to the extent permitted by this Agreement, of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as the Investor may request.

(j)           Upon the occurrence of any event described in Section 9.2(c)(vii), as promptly as reasonably possible, prepare a supplement or amendment, including a post-effective amendment, to the affected Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, neither the Registration Statement nor such Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(k)          Comply with all applicable rules and regulations of the SEC.

(l)           The Company shall not be required to deliver any document pursuant to any provision of this Section 9.2 to any holder of Registrable Securities that is not selling Registrable Securities under the applicable Registration Statement.

(m)          The Company shall not identify any holder of Registrable Securities as an underwriter in any public disclosure or filing with the SEC or any Trading Market without the prior written consent of such holder.  If the Company is required by law to identify any such holder as an underwriter in any public disclosure or filing with the SEC or any Trading Market, it must notify such holder in writing in advance and such holder shall have the option, in its sole discretion, to consent to such identification as an underwriter or to elect to have its Registrable Securities be removed from such Registration Statement.  If any holder of Registrable Securities does not make such election within five (5) Business Days of such holder’s receipt of such notice, such holder shall be deemed to have elected to have its Registrable Securities be deemed to be removed from such Registration Statement and have waived the benefits of this Article 9.1.

9.3          Registration Expenses.  The Company shall pay (or reimburse in the case of fees and disbursements of Investor Counsel noted in clause (d) below) all reasonable fees and expenses incident to the performance of or compliance with its obligations under this Section 9, including without limitation (a) all registration and filing fees and expenses, including without limitation those related to filings with the SEC, any Trading Market and in connection with applicable state securities or Blue Sky laws, (b) printing expenses (including without limitation expenses of printing certificates for Registrable Securities and of printing prospectuses requested by the Investor), (c) messenger, telephone and delivery expenses, (d) fees and disbursements of counsel for the Company and the fees and disbursements of the Investor Counsel not to exceed $10,000, (e) fees and expenses of all other Persons retained by the Company in connection with the consummation of the transactions contemplated by Section 9 of this Agreement, and (f) all listing fees to be paid by the Company to the Trading Market.  Discounts, concessions, commissions and similar selling expenses, if any, payable to an underwriter and specifically attributable to the sale of Registrable Securities by the Investor will be borne by the Investor.

9.4          Indemnification.

(a)          Indemnification by the Company.  The Company shall indemnify and hold harmless the Investor, the officers, directors, partners, members, agents, brokers (including brokers who offer and sell Registrable Securities as principal as a result of a pledge or any failure to perform under a margin call of Common Shares), investment advisors and employees of the Investor, each Person who controls the Investor (within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act) and the officers, directors, partners, members, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all Losses, as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus (in the case of any Prospectus or form of prospectus or supplement thereto, in the light of the circumstances under which they were made), or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that (i) such untrue statements, alleged untrue statements, omissions or alleged omissions are based solely upon information furnished in writing to the Company by the Investor expressly for use therein, or to the extent that such information relates to the Investor or the Investor’s proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by the Investor expressly for use in the Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto or (ii) in the case of an occurrence of an event of the type specified in Section 9.2(c)(v)-(vii), the use by the Investor of an outdated or defective Prospectus after the Company has notified the Investor in writing that the Prospectus is outdated or defective and prior to the receipt by the Investor of the Advice contemplated in Section 9.5.

(b)          Indemnification by Investor.  The Investor shall indemnify and hold harmless the Company, its directors, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the 1933 Act and Section 20 of the 1934 Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses (as determined by a court of competent jurisdiction in a final judgment not subject to appeal or review) arising solely out of any untrue statement of a material fact contained in the Registration Statement, any Prospectus, or any form of prospectus, or in any amendment or supplement thereto, or arising solely out of any omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that (i) such untrue statement or omission is based solely upon information regarding the Investor furnished in writing to the Company by the Investor expressly for use in such Registration Statement or Prospectus, or to the extent that such information relates to the Investor or the Investor’s proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by the Investor expressly for use in the Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto or (ii) in the case of an occurrence of an event of the type specified in Section 9.2(c)(iv)-(vii), the use by the Investor of an outdated or defective Prospectus after the Company has notified the Investor in writing that the Prospectus is outdated or defective and prior to the receipt by the Investor of the Advice contemplated in Section 9.5.  In no event shall the liability of the Investor hereunder be greater in amount than the dollar amount of the net proceeds received by the Investor upon the sale of the Registrable Securities giving rise to such indemnification obligation.

(c)          Conduct of Indemnification Proceedings.  If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party.

An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless:  (i) the Indemnifying Party has agreed in writing to pay such fees and expenses; or (ii) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (iii) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Party).  The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld.  No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

All fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, within ten (10) Trading Days of written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder; provided, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder).

(d)          Contribution.  If a claim for indemnification under Section 9.4(a) or (b) is unavailable to an Indemnified Party (by reason of public policy or otherwise), then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations.  The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission.  The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in Section 9.4(c), any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section was available to such party in accordance with its terms.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 9.4(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph.  Notwithstanding the provisions of this Section 9.4(d), the Investor shall not be required to contribute, in the aggregate, any amount in excess of the amount by which the net proceeds actually received by the Investor from the sale of the Registrable Securities subject to the Proceeding exceeds the amount of any damages that the Investor has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

The indemnity and contribution agreements contained in this Section are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties.

9.5          Dispositions.  The Investor agrees that it will comply with the prospectus delivery requirements of the 1933 Act as applicable to it in connection with sales of Registrable Securities pursuant to the Registration Statement.  The Investor further agrees that, upon receipt of a notice from the Company of the occurrence of any event of the kind described in Sections 9.2(c)(iv)-(vii), the Investor will discontinue disposition of such Registrable Securities under the Registration Statement until the Investor’s receipt of the copies of the supplemented Prospectus and/or amended Registration Statement contemplated by Section 9.2(j), or until it is advised in writing (the “Advice”) by the Company that the use of the applicable Prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Registration Statement.  The Company may provide appropriate stop orders to enforce the provisions of this paragraph.

9.6          No Piggyback on Registrations.  Except with the prior written consent of the Investor or as permitted by Section 9.7 below, neither the Company nor any of its security holders (other than the Investor) may include securities of the Company in the Registration Statement other than the Registrable Securities, and the Company shall not during the Effectiveness Period enter into any agreement providing any such right to any of its security holders to be included in the Registration Statement for the Registrable Securities.

9.7          Piggyback Registrations.  If at any time during the Effectiveness Period there is not an effective Registration Statement covering all of the Registrable Securities and the Company shall determine to prepare and file with the SEC a registration statement relating to an offering for its own account or the account of others under the 1933 Act of any of its equity securities, other than on Form F-4 or Form F-8 (each as promulgated under the 1933 Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with share option or other employee benefit plans, then the Company shall send to the Investor written notice of such determination and if, within ten (10) days after receipt of such notice, the Investor shall so request in writing, the Company shall include in such registration statement all or any part of such Registrable Securities the Investor requests to be registered and, if there are any cutbacks in connection with an underwritten registration, all other holders of registration rights shall be cutback prior to any cutback of the Registrable Securities, and any cutback among the Registrable Securities and the securities of the Company to be included for its own account shall be applied on a pro rata basis.

10.           Survival and Indemnification.

10.1        Survival.  The representations and warranties contained in this Agreement shall survive the Closing of the transactions contemplated by this Agreement.  The covenants and agreements contained in this Agreement shall survive the Closing of the transactions contemplated by this Agreement, unless such covenants by their terms expire by a specified date in which case such covenants shall expire on the expiration date set forth herein.

10.2        Indemnification.  If the Investor or any of its Affiliates or any officer, director, partner, manager, member, controlling person, employee or agent of the Investor or any of its Affiliates (a “Related Person”) becomes involved in any capacity in any Proceeding brought by or against such Person in connection with or as a result of any breach or failure to comply by the Company or any of its Subsidiaries with any representation, warranty or covenant in the Transaction Documents (a “Third Party Claim”), the Company will indemnify, defend and hold harmless the Investor or Related Person for its reasonable out-of-pocket legal and other expenses (including the documented out-of-pocket costs of any investigation, preparation and travel)(and shall advance all such legal and other expenses to the Investor) and for any Losses incurred in connection therewith, provided, that such indemnity shall not, as to the Investor or any Related Person, be available to the extent that such Losses directly result from the Investor’s or Related Person’s gross negligence or willful misconduct as finally determined by a non-appealable ruling of a court of competent jurisdiction. In addition, the Company shall indemnify and hold harmless the Investor and Related Person from and against any and all Losses, as incurred, arising out of or relating to any breach by the Company or any Subsidiary of any of the representations, warranties or covenants made by the Company in this Agreement or any other Transaction Document.  The indemnification obligations of the Company under this Section 10.2 shall be in addition to any liability that the Company may otherwise have and shall be binding upon and inure to the benefit of any successors and assigns of the Investor to the extent such assignment was permitted pursuant to Section 11.1.  If the Company or any Subsidiary breaches any of their obligations under any Transaction Document, then, in addition to any other liabilities the Company may have under any Transaction Document or applicable law, the Company shall pay or reimburse the Investor on demand for all documented out-of-pocket costs of collection and enforcement (including reasonable attorneys’ fees and expenses).  Without limiting the generality of the foregoing, the Company specifically agrees to reimburse the Investor on demand for all costs of enforcing the indemnification obligations in this Section 10.2.

10.3        Conduct of Indemnification Proceedings.  Promptly after receipt by the Investor or any Related Person (the “Indemnified Person”) of notice of any Third Party Claim, such Indemnified Person shall notify the Company in writing (the “Indemnification Notice”). The Indemnified Person will permit the Company to assume the defense of such Third Party Claim, subject to (i) the Company’s timely assumption of such defense (which assumption shall occur no later than twenty (20) days following receipt of such notice of Third Party Claim) and appointment of counsel reasonably satisfactory to the Investor and (ii) the Company having the financial wherewithal to vigorously contest and defend the Third Party Claim; provided that prior to assuming control of the defense of such Third Party Claim, the Company must acknowledge that it has an indemnity obligation under this Section 10 for the Losses resulting from such Third Party Claim.  The failure of any Indemnified Person to provide the Indemnification Notice shall not relieve the Company of its obligations hereunder except to the extent that the Company is actually and materially prejudiced by such failure to notify. Any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person, unless in the reasonable judgment of counsel to such Indemnified Person representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or the Third Party Claim seeks to impose sanctions, restrictions or obligations on the Indemnified Person or any of its Affiliates other than the payment of money damages.  Without the prior written consent of the Indemnified Person, the Company shall not effect any settlement of any Third Party Claim, unless such settlement (y) includes an unconditional release of such Indemnified Person from all liability arising out of such Proceeding and (z) involves no finding or admission of any violation of law or the rights of any Person.

11.           Miscellaneous.

11.1        Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.  The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Investor.  The Investor may assign its rights under this Agreement (in whole or, in the case of any partial transfer of the Securities held by the Investor, in part) to any Person to whom the Investor assigns or transfers the Securities, provided such transferee (i) is an accredited investor as defined in Rule 501(a) of Regulation D, as amended, under the 1933 Act, (ii) agrees in writing to be bound, with respect to the transferred Securities, by the provisions hereof and of the applicable Transaction Documents that apply to the “Investor” (including, without limitation, the representations and warranties in Section 6 hereof, other than Section 6.11), and (iii) is not a competitor, or hold an interest of more than ten percent (10%) in a competitor, of the Company; provided, that, the approval rights set forth in Section 8.11 may not be transferred or assigned by the Investor; provided, further, however, the foregoing clauses (i), (ii) and (iii) shall not apply to any in-kind distribution, without consideration, of the Securities to the Holder’s limited partners.  For purposes of the immediately preceding sentence, the term “competitor” shall not include any financial investment firm or pooled investment vehicle (including any hedge fund, private equity fund or venture capital fund), even if such financial investment firm or pooled investment vehicle owns a portfolio company that is a competitor of the Company, and the ten percent (10%) ownership threshold shall not apply to any such financial investment firm of pooled investment vehicle; provided, however, a financial investment firm or pooled investment vehicle shall be deemed to be a competitor if more than twenty-five percent (25%) of the assets of such financial investment firm or pooled investment vehicle are invested in a competitor of the Company.  Notwithstanding anything to the contrary herein, Securities may be pledged to any Person in connection with a bona fide margin account secured by such Securities.  Nothing in this Section derogates from any limitations on the transfer of Securities imposed by their terms or under the Amended and Restated AOA or under law.

11.2        Counterparts; Faxes.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may also be executed via facsimile or in electronic (i.e., “pdf” or “tif”) format, which shall be deemed an original.

11.3        Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

11.4        Notices.  Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by facsimile, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three (3) days after such notice is deposited in first class mail, postage prepaid, (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one Business Day after delivery to such carrier, and (v) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, for clause (v) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.  All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate from time to time to the other parties:

If to the Company:

Top Image Systems Ltd.
2 Ben Gurion Street
Ramat Gan, 5257334 Israel
Attention:
Fax:
E-mail:

With a copy to:

Yaacov Salomon, Lipschutz & Co.
7 Abba Hillel Road
P.O. Box 3424
Ramat Gan 5213602 Israel
Attn:  Narda Ben Zvi
Fax:
E-mail: Narda@ysl-law.com

and

Schwell Wimpfheimer & Associates
1430 Broadway, Suite 1615
 New York, NY 10018 USA

Attn:  Dov Schwell
Fax:
E-mail:  Dov.Schwell@swalegal.com

If to the Investor:

HCP-FVE, LLC
c/o Hale Fund Management, LLC
17 State Street, Suite 3230
New York, NY 10004
Attn: Martin Hale, Jr.
Fax:
E-mail: martin@halefunds.com

With a copy to:

Greenberg Traurig, P.A.
401 E. Las Olas Blvd, Suite 2000
Fort Lauderdale, FL 33301
Attn: Mathew B. Hoffman
Fax:  954.759.5532
E-mail: hoffmanma@gtlaw.com

11.5        Expenses.  The parties hereto shall pay their own costs and expenses in connection herewith, except that the Company shall reimburse the Investor for up to $167,500 (which amount is subject to increase with the approval of the Company, such approval not to be unreasonably withheld) of the diligence, legal, accounting and other reasonable fees and expenses actually incurred by the Investor in connection with its due diligence and the preparation and negotiation of the Transaction Documents (it being acknowledged and agreed that the Company has paid to the Investor a non-refundable deposit of $25,000 to cover its travel related diligence expenses and such deposit does not reduce the expense reimbursement to be made at Closing in accordance with the funds flow memorandum agreed to by the parties).  Such expenses shall be paid not later than the Closing and conditionally upon it.  The Company shall reimburse the Investor upon demand for all reasonable and documented out-of-pocket expenses incurred by the Investor, including without limitation reimbursement of reasonable and documented out-of-pocket attorneys’ fees and disbursements, in connection with (i) any amendment, modification or waiver of this Agreement or the other Transaction Documents or (ii) any enforcement of its rights under this Agreement or the other Transaction Documents. In the event that legal Proceedings are commenced by any party to this Agreement against the other party to this Agreement in connection with this Agreement or the other Transaction Documents, the party which does not prevail in such Proceedings shall pay the reasonable attorneys’ fees and other reasonable out-of-pocket costs and expenses incurred by the prevailing party in such Proceedings.

11.6        Amendments and Waivers.  No provision of this Agreement or any other Transaction Document may be waived or amended except in a written instrument signed by the Company and the Investor.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

11.7        Securities Laws Disclosure; Public Information.  Following the Closing Date (but in any event prior to the 6-K Filing), the Company shall issue a press release reasonably acceptable to the Investor disclosing the transactions contemplated hereby.  Within three (3) Business Days following the Closing Date, the Company shall file a report on Form 6-K with the SEC (the “6-K Filing”) describing the material terms of the transactions contemplated by the Transaction Documents and including as exhibits to such report on Form 6-K, among others, this Agreement and the form of Note, in the form and to the extent required by the 1934 Act.  From and after the 6-K Filing, at any time that the Investor (y) does not have an HCP Designee that is an Affiliate of the Investor and (z) is no longer receiving the reports specified in Section 8.2 above and is not otherwise requesting, in writing, to receive information pursuant to Sections 8.2 or 8.19 (the later to occur of (y) and (z), the “MNPI Expiration Date”), the Company shall not, without the express consent of the Investor, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents, not to, provide the Investor with any material, non-public information regarding the Company or any of its Subsidiaries, and Investor agrees not to request any such information. The Company shall make public disclosure of any material, non-public information promptly following the Investor’s request (but in no event later than five (5) Business Days following such request, unless otherwise agreed to by the Investor) if the Investor receives any material, non-public information regarding the Company or any of its Subsidiaries from the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates or agents after the MNPI Expiration Date, other than to the extent such information was requested, in writing, by Martin Hale, Jr. or the Chief Compliance Officer of the Investor.  In the event of a breach of the foregoing covenant by the Company, any of its Subsidiaries, or any of its or their respective officers, directors, employees and agents, in addition to any other remedy provided herein or in the Transaction Documents, the Investor shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, non-public information without the prior approval by the Company, its Subsidiaries, or any of its or their respective officers, directors, employees or agents.  To the extent permitted by applicable law, the Investor shall not have any liability to the Company, its Subsidiaries, or any of its or their respective officers, directors, employees, shareholders or agents for any such disclosure.  To the extent that the Company delivers any material, non-public information to the Investor following the MNPI Expiration Date without the Investor's consent, the Company hereby covenants and agrees that to the extent permitted by applicable law the Investor shall not have any contractual duty of confidentiality with respect to, or a duty not to trade on the basis of, such material, non-public information, provided that the parties shall remain subject to applicable law.  Subject to the foregoing, without the consent of the Company (in the case of the Investor) or the Investor (in the case of the Company), neither the Company, its Subsidiaries nor the Investor shall issue any press releases or any other public statements with respect to the transactions contemplated hereby (other than the initial press release specified in the first sentence of this Section 11.7). Except for the Registration Statements required to be filed pursuant to Section 9.1 of this Agreement or as required by applicable law, without the prior written consent of the Investor, neither the Company nor any of its Subsidiaries or affiliates shall disclose the name of such Investor in any filing, announcement, release or otherwise.

11.8        Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

11.9        Entire Agreement.  This Agreement, including the Exhibits and the Disclosure Schedules, and the other Transaction Documents constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

11.10      Further Assurances.  The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

11.11      Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the choice of law principles thereof provided that matters regarding corporate approvals required for approval and issuance of the Securities will be governed by the Companies Law.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any Proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any Proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such Proceeding and to the laying of venue in such court.  Each party hereto irrevocably waives any objection to the laying of venue of any such Proceeding brought in such courts and irrevocably waives any claim that any such Proceeding brought in any such court has been brought in an inconvenient forum.  EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

11.12      Payment Set Aside.  To the extent that a party makes a payment or payments to the other party hereunder or a party enforces or exercises its rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the party by a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

11.13      Adjustments in Share Numbers and Prices.  In the event of any share split, subdivision, dividend or distribution payable in Common Shares (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly Common Shares), combination or other similar recapitalization or event occurring after the date hereof and prior to the Closing, each reference in this Agreement to a number of shares or a price per share shall be amended to appropriately account for such event (if not otherwise adjusted in respect of such event in accordance with this Agreement or the Note).

11.14      Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Investor and the Company will be entitled to specific performance under the Transaction Documents.  The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree that, in any action for specific performance of any such obligation, it shall not assert or shall waive the defense that a remedy at law would be adequate.

11.15      Short Sales.  The Investor agrees that beginning on the date hereof until the earlier to occur of (a) ninety (90) days from the Closing Date, (b) the effective date of the initial Registration Statement to be filed in connection with the sale of the Underlying Shares and (c) the termination of this Agreement, it will not enter into any Prohibited Short Sales.  A “Prohibited Short Sale” by the Investor means a Short Sale that is executed at a time when the Investor has no equivalent offsetting long position in the Common Shares.  For purposes of determining whether the Investor has an equivalent offsetting long position in the Common Shares, all Common Shares, including all Common Shares that would be issuable upon conversion in full of the Note, and any other security held by the Investor that is convertible into Common Shares, then held by the Investor (assuming that such Note and other securities were then fully convertible or exercisable, notwithstanding any provisions to the contrary, and giving effect to any conversion or exercise price adjustments scheduled to take effect in the future) shall be deemed to be held long by the Investor.

IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

The Company:	TOP IMAGE SYSTEMS LTD.

By:_________________________ Name: Title:

The Investor:	HCP-FVE, LLC

By:_________________________ Name: Title:

EXHIBIT A

Convertible Note

EXHIBIT B

Amended and Restated AOA

EXHIBIT C

Voting and Support Agreement

EXHIBIT D

Director Indemnification Agreement

EXHIBIT E

Form of Substantive Legal Opinions

EXHIBIT F

Plan of Distribution

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling common shares or interests in common shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their common shares or interests in common shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

-	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

-	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

-	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

-	an exchange distribution in accordance with the rules of the applicable exchange;

-	privately negotiated transactions;

-	short sales;

-	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

-	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

-	a combination of any such methods of sale; and

-	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the common shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer the common shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus.

In connection with the sale of our common shares or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common shares in the course of hedging the positions they assume.  The selling stockholders may also sell our common shares short and deliver these securities to close out their short positions, or loan or pledge the common shares to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common shares offered by them will be the purchase price of the common shares less discounts or commissions, if any.  Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common shares to be made directly or through agents.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

To the extent required, the common shares to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common shares may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.  In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this Prospectus constitutes a part effective until the earlier of (i) the fifth anniversary of the effective date of such registration statement, (ii) such time as all of the common shares covered by the registration statement have been sold publicly or (iii) such time as all of the common shares covered by the registration statement may be sold by the selling stockholders pursuant to Rule 144 without volume limitations and without the requirement that there be adequate current public information with regards to us.